EXHIBIT 2.1

Share Sale and Purchase Agreement
relating to KG Group Holdings Limited

Dated 2 June 2011
The Sellers (1)
The Buyer (2)

TABLE OF CONTENTS

INTRODUCTION		1
OPERATIVE PROVISIONS		1
1	Definitions	1
2	Sale and purchase of the Shares	8
3	Consideration	9
4	Completion	9
5	Locked Box	9
6	Warranties	10
7	Buyer Warranties	11
8	Release of Group Companies	12
9	Announcements	12
10	Confidentiality	12
11	Restrictive Covenants	13
12	Entire agreement	14
13	Assignment and transfer	15
14	Costs and expenses	15
15	Interest on late payments	15
16	No set-off	15
17	Taxation of payments	16
18	Payments net of Taxation	16
19	Waiver	16
20	Variation	16
21	Severance	16
22	Further assurance	16
23	Tax computations	17
24	Notices	17
25	Effect of Completion	20
26	Counterparts	20
27	Governing law	20
28	Jurisdiction	20
29	Service of Process	20
30	Warrantors' Representative	20
31	Interpretation	21
32	Rights of third parties	22
33	Execution	22
SCHEDULE 1 - The Sellers		23
	Part 1: Warrantors and the EBT Trustee	23
	Part 2: Graphite, Carta Capital and Harrods	25
SCHEDULE 2		27
	Part 1: Particulars of the Company	27
	Part 2: Particulars of the Subsidiaries	28
SCHEDULE 3		39
	Part 1: Sellers' Obligations	39
	Part 2: Buyer's Obligations	40
	Part 3: Carta Capital Obligations	41
	Part 4: Joint Obligations	41
SCHEDULE 4 -		42
	Part 1 - The Leasehold Properties	42
	Part 2 - Leasehold Properties under Agreement for Lease	51
SCHEDULE 5 - Warranties		53
	Part 1: Title Warranties	53
	Part 2: Business Warranties	54
SCHEDULE 6 - Buyer Warranties		67
SCHEDULE 7 - Limitations on Liability		68
SCHEDULE 8 - Permitted Leakage		75
SCHEDULE 9 - Claim set-off against Consideration Loan Notes		76

DATE 2 JUNE 2011
PARTIES
(1)	THE PERSONS whose names and addresses are set out in Part 1 and Part 2 of Schedule 1 (together the "Sellers"); and
(2)	JONES APPAREL GROUP HOLDINGS, INC., a company incorporated under the laws of the state of Delaware, whose principal place of business is 1007 Orange Street, Suite 225, Wilmington, Delaware 19801, U.S.A. (the "Buyer").

INTRODUCTION
(A)	The Company was incorporated in England and Wales on 12 February 2008 and is registered under number 6500942 as a private company limited by shares.
(B)	The Sellers have agreed to sell to the Buyer and the Buyer has agreed to purchase the Shares in the manner and on and subject to the terms of this Agreement.
OPERATIVE PROVISIONS
1	Definitions
In this Agreement, except where a different interpretation is necessary in the context, the words and expressions set out below shall have the following meanings:
A Ordinary Shares	681,413 A ordinary shares of £0.01 each in the capital of the Company
A Preference Shares	18,965,982 cumulative redeemable A preference shares of £1.00 each in the capital of the Company
Accounts	the audited balance sheet as at the Accounts Date, and the audited profit and loss account for the Financial Year ended on the Accounts Date, of the Company and each of the Subsidiaries (including, in the case of the Company, the audited consolidated balance sheet as at that date and the audited consolidated profit and loss account for that period), a copy of each of which has been supplied to the Buyer and is included in the Disclosure Documents
Accounts Date	30 January 2011
Accounts Standards	in relation to the accounts of any body corporate, the applicable requirements of the Companies Acts 1985 to 2006, together with accounting principles, standards and practices which are generally accepted in the United Kingdom, in each case as at the date of the relevant accounts
Affiliate	in relation to:
(a) a body corporate, any subsidiary or parent undertaking of that body corporate and any subsidiary undertaking of any such parent undertaking, in each case from time to time;
(b) an individual, any spouse and/or lineal descendants by blood or adoption or any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settler; and
(c) a limited partnership, the partners of the limited partnership or their nominees or a nominee or trustee for the person, or any investors in a fund which holds interests, directly or indirectly, in the limited partnership
Agent	as defined in clause 29.2
Agreed Proportion	in relation to each Warrantor, the proportion set out opposite that Warrantor's name in column 3 of the table at paragraph 2.2 of Schedule 7
this Agreement	this agreement including the Introduction and the Schedules
Applicable Laws	all laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction, all judgments, orders, notices, instructions, decisions and awards of any court or competent authority or tribunal and all codes of practice, in each case having force of law
B Ordinary Shares	38,588 B ordinary shares of £0.01 each in the capital of the Company
B Preference Shares	1,074,018 cumulative redeemable B preference shares of £1.00 each in the capital of the Company
Bank Indebtedness	£50,302,690 being the amount owing by the Company to lenders and mezzanine lenders on the date of this Agreement under the Facilities Documents
Bonus Agreement	the bonus agreement in the agreed form between KG Group Holdings Limited and each of Neil Clifford, Rebecca Farrar-Hockley, Dale Christilaw and Andrew Lee
Bonus Letters	the agreed form annual bonus letters and further bonus letters from the Company or other member of the Group to, among others, certain Employees
Business	collectively, the businesses of the Company and of each of the Subsidiaries at the date of this Agreement
Business Day	a day other than a Saturday, Sunday or public holiday in England and Wales and/or the United States of America
Business Warranties	the warranties given by the Warrantors in clause 6.2 and Part 2 of Schedule 5
Business Warranties Claim	a Claim for breach of the Business Warranties
Buyer's Group	the Buyer and any of its Affiliates
Buyer's Solicitors	Herbert Smith LLP of Exchange House, Primrose Street, London EC2A 2HS
Buyer Warranties	the warranties given by the Buyer in clause 7 and Schedule 6 and each buyer warranty statement shall be a "Buyer Warranty"

C Ordinary Shares	280,926 C ordinary shares of £0.01 each in the capital of the Company
Carta Capital	Carta Capital Investments II S.à.r.l. further details of which are set out in Part 2 of Schedule 1
Cash Consideration	as defined in clause 3.1(a)
Claim	any claim for breach of this Agreement, excluding any claim for breach of clause 5 or clause 11 of this Agreement
the Company	KG Group Holdings Limited, short particulars of which are set out in Part 1 of Schedule 2
Completion	completion of the sale and purchase of the Shares in accordance with the terms of clause 4
Completion Date	the date on which Completion occurs
Concessions	the agreements relating to the trading by Group Companies at third party retail premises in connection with the Business
Confidential Information	all technical, financial, commercial and other information of a confidential nature relating to the Business, including without limitation, trade secrets, know-how, inventions, product information and unpublished information relating to Intellectual Property, object code and source code relating to software, marketing and business plans, projections, current or projected plans or internal affairs of the Group and information relating to its current and/or prospective suppliers and customers, including any customer or supplier lists
Consideration	the consideration payable for the Shares pursuant to clause 3.1
Consideration Loan Notes	£6,217,995 unsecured fixed rate guaranteed loan notes 2015-2016 to be issued by the Buyer pursuant to the Consideration Loan Note Instrument
Consideration Loan Note Instrument	the loan note instrument in the agreed form constituting the Consideration Loan Notes
Consultants	those individuals who are providing services to any Group Company under an agreement which is not a contract of employment with the relevant company including, in particular, where the individual acts as a consultant or is an independent contractor on secondment, and "Consultant" shall mean any one of them
Customer	a wholesale customer of the Company which has placed any order with the Company during the Lookback Period and a company or other entity which was negotiating with the Company during the Lookback Period
Directors	the persons specified as directors of any of the Group Companies in Parts 1 or 2 of Schedule 2 (the expression "Director" meaning any of them)

Disclosure Documents	the documents contained in the VDR (as reproduced on the agreed form CD rom delivered with the Disclosure Letter)
Disclosure Letter	the letter (including without limitation any annexures to that letter) in the agreed form dated on the date of this Agreement from the Warrantors to the Buyer, delivered to the Buyer immediately prior to the signature and exchange of this Agreement
EBT	the Kurt Geiger Holdings Employee Benefit Trust
EBT Trustee	RBC Cees Trustee Limited, in its capacity as trustee of the EBT
Employees	any individual employed by any Group Company, including but not limited to those persons (including Directors) whose names appear in the list of employees included in the Disclosure Documents
Encumbrance	any option, charge (fixed or floating), mortgage, lien, assignment, hypothecation, pledge, equity, encumbrance, right to acquire, right of pre emption, right of first refusal, title retention or any other similar third party right, or other security interest or any other agreement or arrangement to create any of the foregoing
Environment	air, water, land, building, structures, enclosures or other constructions, flora, fauna, humans and any other living organisms
Environmental Licences	any assessment, authorisation, certificate, consent, licence, permission, permit, ruling, variation, modification, transfer or any other information or approval required by any Environmental Law or agreement made pursuant to Environmental Law
Environmental Law	all international, EU, national, federal, state or local laws and all subordinate legislation and regulatory codes of practice concerning the pollution or protection of the Environment which are or were binding upon any Group Company in the relevant jurisdiction in which the Group Companies are or has been operating
Escrow Account	an interest bearing deposit account to be opened as envisaged in paragraph 14 of Schedule 9 where applicable with an Escrow Agent for the purpose of holding any relevant Redemption Amount as described in that paragraph
Escrow Agent	an independent bank or other established escrow agent operating in the United Kingdom as nominated by a Relevant Warrantor in any written notice that may be served as envisaged in paragraph 14 of Schedule 9
Excess Amount	as defined in paragraph 14.2(a) of Schedule 7
Facilities Documents	as defined in the Investment Agreement
Financial Obligation	any financial obligation or liability of the Group set out in paragraph 11.1 of Part 2 of Schedule 5

Financial Year	a financial year as determined in accordance with section 390 Companies Act 2006
Full Title Guarantee	with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee
Good Leaver	as defined in the Bonus Agreement
Graphite	together, the limited partnerships and the company identified in Part 2 of Schedule 1, each of which is acting by their manager Graphite Capital Management LLP
Graphite Entity	any of the limited partnerships and the company identified in Part 2 of Schedule 1 and each a "Graphite Entities" shall be construed accordingly
Group	the Company and the Subsidiaries
Group Company	any member of the Group and "Group Companies" shall be construed accordingly
Harrods	Harrods (UK) Limited, further details of which are set out in Part 2 of Schedule 1
ICTA	the Income and Corporation Taxes Act 1988
Intellectual Property	patents, trade marks, service marks, registered designs, trade names, business names, domain names, rights in designs, copyright, computer software and database rights, rights in know-how and other intellectual property rights whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect anywhere in the world
Investment Agreement	the investment agreement relating to the Company dated 22 February 2008 (as amended by deed on 21 June 2010) between, amongst others, Graphite, the Company and certain of the Warrantors
Investor Loan Notes	£48,448,973 subordinated unsecured fixed rate loan notes issued by KG Bidco Limited to Graphite and Carta Capital pursuant to the Investor Loan Note Instrument
Investor Loan Note Instrument	the amended and restated investor loan note instrument constituting the issue of up to £48,448,973 subordinated unsecured fixed rate loan notes of KG Bidco Limited dated 18 January 2011, a copy of which has been supplied to the Buyer and is included in the Disclosure Documents
Key Contracts	the contracts in force at Completion with Key Customers and Key Suppliers
Key Customer	any Customer which is one of the 10 largest customers of the Group, measured by revenue, during the Lookback Period
Key Supplier	any Supplier which is one of the 10 largest suppliers to the Group, measured by revenue, during the Lookback Period

Key Employees	each of the Directors and grade 2 and 3 employees identified as such in Disclosure Document 3.2.39.1
Know-how	all know how, trade secrets and confidential information (in whatever form held), including without limitation financial and technical information, drawings, formulae, test results or reports, project reports and testing procedures, information relating to the working of any product, process, invention, improvement or development, instruction and training manuals, tables of operating conditions, information concerning intellectual property portfolio and strategy, market forecasts, lists or particulars of customers and suppliers, sales targets, sales statistics, prices, discounts, margins, future business strategy, tenders, price sensitive information, market research reports, information relating to research and development and business development and planning reports and any information derived directly from any of them
Loan Notes	the Investor Loan Notes and the Management Loan Notes
Loan Note Indebtedness	£42,349,951 being the aggregate amount (including accrued interest) owing by KG Bidco and the Company pursuant to the Loan Notes in issue as at the date of this Agreement
Locked Box Claim	any claim against a Seller pursuant to clause 5
Locked Box Date	30 April 2011
Lookback Period	the period of 12 months ending on the Completion Date
Management Loan Notes	(a) £1,348,097 subordinated unsecured fixed rate loan notes issued by KG Bidco Limited to certain of the Warrantors; and
(b) £262,931 subordinated unsecured fixed rate loan notes issued by the Company to Rebecca Farrar-Hockley,
In each case pursuant to the Management Loan Note Instruments (as appropriate)
Management Loan Note Instruments	(a) the management loan note instrument constituting the issue of up to £1,611,028 subordinated unsecured fixed rate loan notes of KG Bidco dated 22 February 2008; and
(b) the loan note instrument constituting the issue of up to £262,931 subordinated unsecured fixed rate loan notes of the Company dated with the date of this Agreement

Non-Disclosable Information	all information which relates to the negotiations relating to and the terms of this Agreement, the provisions and subject matter of this Agreement and the financial arrangements of any party
Pension Schemes	the Group pension schemes and related documents contained in the Disclosure Documents
Pensionable Employee	a director or employee or former director or former employee of any of the Group Companies
Permitted Leakage	any of the items listed in Schedule 8
Planning Law	The Town and Country Planning Act 1990, Planning (Listed Building and Conservation Areas) Act 1990, Planning (Hazardous Substances) Act 1990, Planning (Consequential Provisions) Act 1990, the Planning and Compulsory Purchase Act 2004 and the Planning Act 2008
Policies	as defined in paragraph 18.2 of Part 2 of Schedule 5
Property	the leasehold properties short particulars of which appear in Schedule 4 and references to the "Properties" shall be to such properties
Recovery Third Party	as defined in paragraph 10.1 of Schedule 7
Relevant Customers	House of Fraser and Selfridges & Co and the expression "Relevant Customer" shall mean any one of the Relevant Customers
Restricted Area	Great Britain, Northern Ireland, the Republic of Ireland, France and Italy
Sellers' Solicitors	SJ Berwin LLP of 10 Queen Street Place, London EC4R 1BE
Sellers' Solicitors' Account	the following bank account:
account name: SJ Berwin LLP sterling client account
account number: 10644994
sort code: 20-36-47
swift code: BARC GB 22
IBAN code: GB 33 BARC 2036 4710 6449 94
Bank: Barclays Bank plc, 1 Churchill Place, London E4 5HP
Reference: 11/G15993.145
Shares	the A Ordinary Shares, the B Ordinary Shares, the C Ordinary Shares, the A Preference Shares and the B Preference Shares to be sold pursuant to this Agreement, as listed in Schedule 1
Subsidiaries	those companies or other persons (whether or not registered in the United Kingdom) short particulars of which appear in Part 2 of Schedule 2 and the expression "Subsidiary" shall mean any one of the Subsidiaries

	Supplier	a supplier which has supplied goods and/or services to any of the Group Companies during the Lookback Period and any person which was negotiating with a Group Company in anticipation of the supply of goods and/or services to any of the Group Companies during the Lookback Period
	Taxation	any tax, duty, contribution, impost, withholding, levy or charge in the nature of tax, whether domestic or foreign, and any fine, penalty, surcharge or interest connected therewith
	Taxing Authority	HM Revenue & Customs and any other governmental, state, federal, provincial, local governmental or municipal authority, body or official competent to impose any Taxation liability whether of the United Kingdom or elsewhere in the world
	Third Party	as defined in clause 32
	Third Party Claim	as defined in paragraph 11.1 of Schedule 7
	Title Warranties	the warranties given by the Sellers and Warrantors in clause 6.1 and Part 1 of Schedule 5
	Treasury Transaction	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price
	VAT	Value Added Tax
	VATA	the Value Added Tax Act 1994
	VDR	the Project Empire virtual data room managed by Merrill Corporation as at Completion, containing materials and information a copy of which is annexed to the Disclosure Letter and delivered to the Buyer on CD-Rom, and the contents of which are listed in the index annexed to the Disclosure Letter
	Warranties	together, the Title Warranties and the Business Warranties and each statement in Schedule 5 shall be a "Warranty"
	Warrantors	together, Dale Christilaw, Neil Clifford, Rebecca Farrar-Hockley, Andrew Lee, Neil McCausland and Sally McClymont
	Warrantors' Representative	Dale Christilaw or any replacement appointed pursuant to clause 30.3
	Warranty Claim	any claim for breach of the Warranties
	Withholding Tax Amount	£518,000
	Withholding Tax Instruction Letter	the agreed form letter from Carta Capital to the Sellers' Solicitors and KG Bidco Limited relating to the Withholding Tax Amount
2	Sale and purchase of the Shares
2.1	Each of the Sellers shall sell with Full Title Guarantee on and with effect from Completion and is the sole legal and beneficial owner, other than the EBT Trustee which is solely the legal owner of the Shares registered in its name but is entitled to transfer full legal and beneficial ownership thereof, of the Shares listed opposite its name in Schedule 1.
2.2	The Buyer shall purchase all of the Shares free from all Encumbrances, together with all rights attaching to the Shares at Completion, including, for the avoidance of doubt, the Preference Share

Dividend (as defined in the articles of association of the Company) accrued but unpaid at the Completion Date in respect of the A Preference Shares and B Preference Shares.
2.3	The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this Agreement, but completion of the purchase of some Shares will not affect the rights of the Buyer with respect to the purchase of the others.
2.4	The Sellers hereby waive any and all rights of any restrictions on transfer, including pre-emption rights, which may exist in relation to the Shares conferred either by the articles of association or other constitutional documents of the Company, any shareholders' agreement or otherwise.
3	Consideration
3.1	In consideration of the sale of the Shares in accordance with the terms of this Agreement, the Buyer shall, in accordance with the terms of this Agreement:
(a) pay to the Sellers the cash consideration of £116,766,410 (the "Cash Consideration") in the amounts respectively set out against their names in column 8 of Schedule 1; and
(b) issue to the Sellers the Consideration Loan Notes in the amounts respectively set out against their names in column 8 of Part 1 of Schedule 1.
3.2	Any payment made by any of the Sellers to the Buyer in respect of any Claim and in respect of any Locked Box Claim shall be deemed to be a reduction in the Consideration paid by the Buyer to that Seller for the Shares sold by him under this Agreement to the extent legally possible.
4	Completion
4.1	Completion shall take place at the offices of the Sellers' Solicitors immediately following exchange of this Agreement.
4.2	Neither the Buyer nor the Sellers shall be obliged to complete the sale and purchase of the Shares unless all of the requirements of this clause 4 and of Schedule 3 have been complied with by:
(a) the Sellers in the case of the Sellers' obligations in Part 1 of Schedule 3;
(b) the Buyer in the case of the Buyer's obligations in Part 2 of Schedule 3; and
(c) Carta Capital in the case of the obligation in Part 3 of Schedule 3
(d) the Sellers and the Buyer in the case of the joint obligations in Part 4 of Schedule 3
4.3	Each of the Sellers hereby confirms that the Sellers' Solicitors are irrevocably authorised by each of the Sellers to receive payment of the Cash Consideration and the cash amount required to repay the Loan Note Indebtedness on the Sellers' behalf and the receipt by the Sellers' Solicitors shall be a sufficient discharge for the Buyer, who shall not be concerned to see the application thereof.
4.4	Carta Capital agrees that:
(a) the Withholding Tax Amount shall be held in the Sellers' Solicitors Account pursuant to paragraph (b) of Part 2 of Schedule 3 and the Withholding Tax Instruction Letter; and
(b) it shall not withdraw, amend or vary the terms of the Withholding Tax Instruction Letter except with the prior written consent of the Buyer.
5	Locked Box
5.1	Each of the Sellers severally warrants in respect of itself only to the Buyer that, save for Permitted Leakage between the Locked Box Date and the Completion Date:

(a) no Group Company has declared, made or paid any dividend or distribution to that Seller or any of its Affiliates;
(b) no Group Company has made any repayment of principal on any debt or payment of any interest on or other payment in relation to any debt obligation to that Seller or any of its Affiliates;
(c) no Group Company has made any payments, including bonuses or fees (including consulting fees, monitoring fees, directors' fees, licence fees or royalties), charges or compensation to, or granted future benefits to, or transferred assets to, or assumed, indemnified or incurred liabilities for the benefit of that Seller or any of its Affiliates;
(d) no Group Company has made or agreed to make any payments to that Seller or any of its Affiliates in respect of any share capital or other securities of any Group Company being issued, redeemed, purchased or repaid, or any other return of capital;
(e) no management charge or fee of any nature whatsoever has been paid to that Seller or any of its Affiliates by any of the Group Companies and there has been no payment of any management charge, consulting, service or other fee or compensation by any of the Group Companies to that Seller or any of its Affiliates;
(f) no Group Company has forgiven or waived any amount owed to it by that Seller or any of its Affiliates; and
(g) it has not made or entered into any agreement or arrangement (whether conditional or not) or agreed to pay any fees, costs, expenses, Taxation or other amounts relating to any of the matters referred to in this clause 5.1(a) to 5.1(f).
5.2	In the event of any breach by any Seller of any of the warranties in sub-clauses 5.1(a) to 5.1(g), inclusive (including for the avoidance of doubt, any breach after the Completion Date to the extent that it results from an action, omission or agreement made prior to Completion), in relation to that Seller or its Affiliates, that Seller shall pay to the Buyer on demand an amount in cash equal to the amount of any payment or other financial benefit received by it or its Affiliates from the relevant Group Company as a result of such breach.
5.3	No Locked Box Claim may be made against a Seller unless notice of such Locked Box Claim, complying with the provisions of paragraph 3.2 of Schedule 7, is served on that Seller in writing as soon as reasonably practicable after the Buyer becomes aware that it is reasonably likely to have a Locked Box Claim and, in any event, within six months following the Completion Date.
6	Warranties
6.1	Each of the Sellers severally warrants to the Buyer in relation to itself or himself only, and not in relation to any other Seller, in the terms of the Title Warranties, subject to the exclusions, limitations and qualifications set out in this clause 6 and Schedule 7.
6.2	Each of the Warrantors severally and proportionately, in the Agreed Proportions, warrants to the Buyer in the terms of the Business Warranties subject to:
(a) each and any matter fairly disclosed or referred to in the Disclosure Letter, the Disclosure Documents or provided for under the terms of this Agreement provided such matters will be treated as fairly disclosed or referred to in the Disclosure Letter or Disclosure Documents only to the extent that such disclosure is sufficient to enable a reasonable buyer to make an informed assessment of the matter purported to be disclosed after taking appropriate advice upon the relevant Warranty and the disclosure;
(b) any information obtained by the Buyer or any of its advisers during the course of any investigation (whether authorised by the Sellers or not) by or on behalf of the Buyer into the affairs of the Group Companies and any other information of which the Buyer or any other member of the Buyer's Group may have actual or constructive knowledge (all such information being deemed to be disclosed to the Buyer); and
(c) the exclusions, limitations and qualifications set out in this clause 6 and Schedule 7.
6.3	Each of the Title Warranties and the Business Warranties shall be construed as a separate and independent warranty and, subject to clauses 6.1 and 6.2 and where this Agreement expressly provides otherwise, each Title Warranty and each Business Warranty is not limited by the other provisions of this Agreement, including the other Title Warranties and Business Warranties.
6.4	The Buyer acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any indemnities, warranties, representations, covenants, undertakings, or other assurances or statements whatsoever, other than those expressly set out in this Agreement and acknowledges that none of the Sellers and none of the Group Companies nor any of their agents, officers or employees have given any indemnities, warranties, representations, covenants, undertakings, or other assurances or statements other than those expressly set out in this Agreement.
6.5	Subject to clause 11.6, the sole remedy of the Buyer for any breach of any of the Warranties and any other breach of this Agreement by the Sellers shall be an action for damages. The Buyer shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever, other than any such entitlement arising due to fraudulent misrepresentation.
6.6	Where any Business Warranty is qualified by the expression "so far as each of the Warrantors is aware" or any expression having a similar effect, that Business Warranty shall be deemed to include an additional statement that it has been made after reasonable enquiry by the Warrantors.
6.7	Each Seller shall promptly disclose to the Buyer any matter or thing which arises or of which it becomes aware after entering into this Agreement which is inconsistent with or a breach of any of the Title Warranties given by it or which might render any of the Title Warranties misleading.
6.8	Each Warrantor shall promptly disclose to the Buyer any matter or thing which arises or of which it becomes aware after entering into this Agreement which is inconsistent with or a breach of any of the Business Warranties or which might render any of the Business Warranties misleading.
6.9	The Sellers shall not (if a claim is made against any of them in connection with the sale of the Shares to the Buyer) make any claim against any Group Company or against any director, employee, agent or officer of any Group Company on whom any of the Sellers may have relied before agreeing to any term of this Agreement or authorising any statement in the Disclosure Letter. The Sellers acknowledge that they have no rights to make any such claim. This shall not prevent any Seller from claiming against any other Seller under any right of contribution or indemnity to which he may be entitled. The rights of each Group Company and any director, employee, agent or officer of any Group Company under this clause are subject to the provisions of clause 32 (rights of third parties).
6.10	Unless expressly provided otherwise in this Agreement, the liability of the Sellers for their respective obligations and liabilities under this Agreement shall be several.
7	Buyer Warranties
7.1	The Buyer warrants to the Sellers in the terms of the Buyer Warranties in Schedule 6.
7.2	The Buyer acknowledges that the Sellers have entered into this Agreement in reliance on the Buyer Warranties.

8	Release of Group Companies
8.1	Subject to clause 8.2 and satisfaction of all the Buyer's obligations pursuant to clause 4.2 and Part 2 of Schedule 3, each Seller hereby unconditionally releases the Company and each Group Company from any claim or right of action of any kind that the Seller may have against the Company or any Group Company, save in respect of the rights of Carta Capital pursuant to the Withholding Tax Instruction Letter.
8.2	Nothing in clause 8.1, shall affect any claim or right of action that any of the Warrantors may have against the Company or any Group Company arising as a consequence of a Warrantors capacity as a director or employee of the Company or any Group Company.
9	Announcements
9.1	Except to the extent otherwise expressly permitted by this Agreement, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter or any ancillary matter, unless the form and content of such announcement or press release have been submitted to, and agreed by, the other parties to this Agreement.
9.2	Notwithstanding any other provision in this Agreement, either the Sellers or the Buyer may, after consultation with the other parties whenever practicable, make or permit to be made an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter if and to the extent required by:
(a) law; or
(b) any securities exchange on which either any of the Sellers' or the Buyer's securities are listed or traded; or
(c) any regulatory or governmental or other authority with relevant powers to which either any of the Sellers or the Buyer is subject or submits, whether or not the requirement has the force of law.
10	Confidentiality
10.1	Each of the Sellers and the Buyer hereby undertakes that it shall both during and after the term of this Agreement preserve the confidentiality of the Non-Disclosable Information and, except to the extent otherwise expressly permitted by this Agreement, not directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purposes such Non-Disclosable Information.
10.2	Notwithstanding any other provision in this Agreement, either the Sellers or the Buyer may, after consultation with the other party whenever practicable and lawful, disclose Non-Disclosable Information if and to the extent:
(a) required by law; or
(b) required by any securities exchange on which either the Sellers' or the Buyer's securities are listed or traded; or
(c) required by any regulatory or governmental or other authority with relevant powers to which either any of the Sellers' or the Buyer's is subject or submits (whether or not the authority has the force of law); or
(d) required to vest the full benefit of this Agreement in that party or to enforce any of the rights of that party in this Agreement; or

(e) required by its professional advisers, officers, employees, consultants, subcontractors or agents to provide their services (and subject always to similar duties of confidentiality); or
(f) that information is in or has come into the public domain through no fault of that party; or
(g) the other party has given prior written consent to the disclosure; or
(h) it is necessary to obtain any relevant Taxation clearances from any appropriate Taxing Authority.
10.3	The restrictions contained in this clause 10 shall continue to apply after Completion without limit in time.
11	Restrictive Covenants
11.1	Subject to clause 11.2, each of the Warrantors covenants with the Buyer that he shall not in any capacity whatever and whether directly or indirectly, except with the written consent of the Buyer:
(a) until the date that is 24 months after the Completion Date or, if the Warrantor becomes a Good Leaver, until the date that is 12 months after the Completion Date, within the Restricted Area, engage in any business or be employed by or act as a consultant to any group of companies which directly or indirectly is engaged in any business which:

(i) is a category manager for footwear in one or more department stores, chain stores or other retailer containing footwear concessions (for the avoidance of doubt, this does not prohibit the Warrantor from working directly or indirectly for any department store, chain store or other retailer unless doing so would breach either clause 11.1(a)(ii) or (iii) below); or

(ii) is one of the Key Suppliers or one of the Key Customers; or

(iii) is a general retailing business which has a turnover attributable to footwear of 50 per cent. or more of the annual turnover of that business; or

(b) until the date that is 24 months after the Completion Date or, if the Warrantor becomes a Good Leaver, until the date that is 12 months after the Completion Date, directly or indirectly, endeavour to entice away from any Group Company or solicit or endeavour to solicit, canvass or approach for any competitive purpose any Customer with which he shall have had dealings as part of his duties at any time during the Lookback Period; or
(c) until the date that is 24 months after the Completion Date, or, if the Warrantor becomes a Good Leaver, until the date that is 12 months after the Completion Date, directly or indirectly, endeavour to entice away from any Group Company or solicit or endeavour to solicit, canvass or approach for any competitive purpose any Supplier with which he shall have had dealings as part of his duties at any time during the Lookback Period; or
(d) until the date that is 24 months after the Completion Date, or, if the Warrantor becomes a Good Leaver, until the date that is 12 months after the Completion Date, directly or indirectly, employ, engage, solicit or endeavour to solicit or endeavour to solicit, or induce or seek to induce, to leave the service of any Group Company any person who is or was a Key Employee with whom he shall have had dealings at any time during the Lookback Period, whether or not such person would commit any breach of his contract of employment or engagement by reason of so leaving the service of any Group Company or otherwise; or
(e) until the date that is 24 months after the Completion Date, disclose or use, for its own benefit or that of any other person (other than for the proper performance of his duties to any Group Company) any Know how, Confidential Information or trade secrets which it possesses concerning the business or affairs of any Group Company or of any person having dealings with any Group Company except any such Know how which is in the public domain other than by reason of any breach of any obligations under this Agreement or any breach by any person of any duty of confidentiality in relation to the business or affairs of any Group Company.
11.2	The restrictions in clause 11.1 shall not prevent any of the Warrantors owning any interest in the shares or other securities of a company traded on a securities market provided such interest does not extend to more than 3 per cent. of the issued share capital of the company or the class of securities concerned.
11.3	Each of the restrictions in clause 11.1 is separate, distinct and severable and is to be construed separately from the other restrictions and shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those restrictions is void but would be valid if some part of the restrictions were deleted the restriction in question shall apply with such modification as may be necessary to make it valid.
11.4	The Graphite Entities covenant (in respect of themselves only and not in respect of any other Seller) with the Buyer that except with the Buyer's written consent the Graphite Entities shall not, and shall not knowingly permit (when the Graphite Entities have the legal power to prevent) any of their portfolio companies at any time during the period of 24 months commencing on the Completion Date, to employ, engage, solicit or endeavour to solicit or induce or seek to induce, to leave the service of any Group Company any of the Warrantors and any other Key Employee with whom any of the Graphite Entities shall have had any direct dealings at any time during the Lookback Period, whether or not such person would commit any breach of his contract of employment or engagement by reason of so leaving the service of any Group Company or otherwise.
11.5	Each of the Warrantors in respect of the restrictions in clause 11.1 and the each of the Graphite Entities in respect of the restrictions in clause 11.4, hereby acknowledges that he considers the restrictions in clause 11.1 and in clause 11.4 respectively to be reasonable both individually and in the aggregate and that the duration extent and application of each of such restrictions are no greater than is necessary for the protection of the goodwill of the businesses of the Group and that the Consideration paid by the Buyer for the Shares purchased from him takes into account and adequately compensates him for any restriction or restraint imposed thereby. However, in the event that any such restriction shall be found to be void or unenforceable but would be valid or enforceable if some part or parts thereof were deleted or the period or area of application reduced, each of the Warrantors and the Graphite Entities hereby agrees that such restriction shall apply with such modification as may be necessary to make it valid.
11.6	Without prejudice to any other rights or remedies that the Buyer may have for the Warrantors' or the Graphite Entities' breach of this clause 11, each party to this Agreement acknowledges and agrees that damages alone may not be an adequate remedy for any breach by the Warrantors or the Graphite Entities (as the case may be) of the provisions of this clause 11, and that the remedies of injunction and specific performance as well an any other equitable relief for any threatened or actual breach may be more appropriate remedies.
12	Entire agreement
12.1	Each of the parties confirms that this Agreement, the Disclosure Letter and any documents referred to in this Agreement as being in the agreed form constitute the entire agreement between the parties relating to the subject matter of this Agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this Agreement.

12.2	Each of the parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person (whether a party to this Agreement or not) other than as expressly incorporated in this Agreement.
12.3	Nothing in this Agreement or in any other document referred to herein shall be read or construed as excluding any liability or remedy as a result of fraud.
12.4	Without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally waives any right or remedy it may have to claim damages and/or to rescind this Agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any person, whether or not party to this Agreement, and upon which it has relied in entering into this Agreement.
13	Assignment and transfer

This Agreement is personal to the parties and no party to this Agreement may assign, transfer, sub contract, delegate, charge or otherwise deal in any other manner with this Agreement or any of its rights or obligations nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the Buyer (in the case of any Seller) or each of the Sellers (in the case of the Buyer). Any purported assignment, transfer, sub contracting, delegation, charging or dealing in contravention of this clause shall be ineffective.

14	Costs and expenses
14.1	Except as otherwise stated in this Agreement, each of the parties to this Agreement shall pay its own costs and expenses in relation to the negotiation, preparation, execution, performance and implementation of this Agreement and each document referred to in it and other agreements forming part of the transaction, save that this clause shall not prejudice the right of any party to this Agreement to seek to recover its costs in any litigation or dispute resolution procedure which may arise out of this Agreement.
14.2	Each of the Sellers agree that the costs and expenses to be paid by it or him in accordance with clause 14.1 shall be paid out of the Cash Consideration due to each of the Sellers in accordance with this Agreement and where the costs and expenses are to be paid by all Sellers such costs and expenses shall be divided among the Sellers according to each Seller's proportionate shareholding of the total number of Shares immediately prior to Completion.
15	Interest on late payments
15.1	If any party to this Agreement fails to pay any sum payable by it on the due date for payment under this Agreement, it shall pay interest on the overdue sum for the period from and including the due date of payment up to the date of actual payment (after as well as before judgment) in accordance with clause 15.2.
15.2	The interest referred to in clause 15.1 shall accrue from day to day and shall be paid on demand at the rate of 3 per cent. above the base rate from time to time of Barclays Bank plc. Unpaid interest shall compound quarterly.
16	No set-off

Except to the extent otherwise expressly permitted by this Agreement, all payments to be made under this Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by law in which event such deduction or withholding shall not exceed the minimum amount which it is required by law to deduct or withhold and the payer will simultaneously pay to the payee such additional amounts as will result in the receipt by the payee of a net amount equal to the full amount which would otherwise have been receivable had no such deduction or withholding been required.

17	Taxation of payments

Any payment made by or due from the Sellers under, or pursuant to the terms of, this Agreement shall be free and clear of all Taxation whatsoever save only for any deductions or withholdings required by law.

18	Payments net of Taxation

If any deductions or withholdings are required by law, or any payments made by or due from the Sellers under this Agreement are liable for Taxation (whether in the hands of the Buyer or any Group Company or otherwise), or would have been liable for Taxation but for the utilisation of any Taxation relief in respect of such liability, the Sellers shall be liable to pay to the Buyer or the relevant Group Company (as the case may be) such further sums as shall be required to ensure that the net amount received by the Buyer or the relevant Group Company (as the case may be) will equal the full amount which would have been received under the relevant provisions of this Agreement in the absence of any such deductions, withholdings or Taxation liabilities.

19	Waiver
19.1	A waiver of any right, power, privilege or remedy provided by this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. For the avoidance of doubt, any omission to exercise, or delay in exercising, any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of that or any other right, power, privilege or remedy.
19.2	A waiver of any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of any other breach or default by any other party to this Agreement and shall not constitute a continuing waiver of the right, power, privilege or remedy waived or a waiver of any other right, power, privilege or remedy.
19.3	Any single or partial exercise of any right, power, privilege or remedy arising under this Agreement shall not preclude or impair any other or further exercise of that or any other right, power, privilege or remedy.
20	Variation

No variation of this Agreement (or any of the documents referred to in it) shall be valid unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each of the parties to this Agreement. The expression "variation" includes any variation, supplement, deletion or replacement however effected.

21	Severance
21.1	If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.
21.2	If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, or the period of the obligation reduced in time, or the range of activities or area covered, reduced in scope, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.
22	Further assurance

Each of the Sellers shall use its reasonable endeavours from time to time on or following Completion, on being required to do so by the Buyer, to do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the Buyer for giving full effect to this Agreement and securing to the Buyer the full benefit of the rights, powers, privileges and remedies conferred upon the Buyer in this Agreement, provided that the Seller receiving the request shall not be obliged to incur any costs in connection with such acts.
23	Tax computations
23.1	If requested in writing by Graphite (or its professional advisers), the Warrantors' Representative or Carta Capital (as the case may be), the Buyer shall or shall procure that the Group Companies shall permit Graphite (and its professional advisers) and/or the Warrantors' Representative and Carta Capital (as appropriate) reasonable access to, and shall provide them with copies of, the Group Companies' corporation tax computations and returns (together, the "Tax Computations") for each accounting period in which Graphite and/or any Warrantor held an interest in the Group, together with all supporting documentation.
23.2	The Buyer agrees and agrees to procure that the Tax Computations of KG Bidco Limited for all accounting periods ended on or before Completion and the accounting period current at Completion shall be submitted on a basis consistent with the Advanced Thin Capitalisation Agreement agreed with HMRC in June 2009, a copy of which appears as Disclosure Document 5.3.
23.3	The Buyer shall procure that:
(a) in respect of the accounting period ended 31 January 2011, KG Bidco Limited submits its corporation tax computations and returns (the "2011 Tax Computations") to HMRC on or before 31 December 2011 and shall provide, or shall procure that KG Bidco Limited provides, Graphite, the Warrantors' Representative and Carta Capital with a copy of the 2011 Tax Computations when they are submitted to HMRC; and
(b) in respect of the accounting period ending 31 January 2012, KG Bidco Limited submits its corporation tax computations and returns (the "2012 Tax Computations") to HMRC on or before 31 December 2012 and shall provide, or shall procure that KG Bidco Limited provides, Graphite, the Warrantors' Representative and Carta Capital with a copy of the 2012 Tax Computations when they are submitted to HMRC.
24	Notices
24.1	Any communication to be given in connection with this Agreement shall be in writing in English except where expressly provided otherwise and shall either be delivered by hand or sent by first class prepaid post or fax or by email. Delivery by courier shall be regarded as delivery by hand.
24.2	Such communication shall be sent to the address of the relevant party referred to in this Agreement or the fax number or email address set out below or to such other address or fax number or email address as may previously have been communicated to the other parties to this Agreement in accordance with this clause 24.2 and clause 24.5. Each communication shall be marked for the attention of the relevant person referred to below.

Party	Address	Fax number	e-mail address	For the attention of:
Graphite	Berkeley Square House, Berkeley Square, London, W1J 6BQ, United Kingdom.	+44 (0)20 7825 5399	mgolser@graphitecapital.com	Markus Golser
with a copy to:
SJ Berwin LLP	10 Queen Street Place, London EC4R 1BE, United Kingdom	+44 (0)20 7111 2000	martin.bowen@sjberwin.com nadim.zaman@sjberwin.com	Martin Bowen and Nadim Zaman
Carta Capital	560A Rue de Neudorf, L-2220, Luxembourg	+44 (0)20 3514 1736	Audun.Gudmundsson@cartacapital.net	Audun Gudmundsson
Harrods	87-135 Brompton Road, Knightsbridge, London, SW1X 7XL	-	Michael.Ward@Harrods.com	Michael Ward
Warrantors, acting by the Warrantors' Representative	Kurt Geiger Limited, 75 Bermondsey Street, London SE1 3XF	+44 (0)20 7546 1880	Dale.Christilaw@kurtgeiger.com	Dale Christilaw
with a copy to:
SJ Berwin LLP	10 Queen Street Place, London EC4R 1BE, United Kingdom	+44 (0)20 7111 2000	martin.bowen@sjberwin.com nadim.zaman@sjberwin.com	Martin Bowen and Nadim Zaman

Buyer	Jones Apparel Group Holdings Inc., c/o The Jones Group Inc., 1411 Broadway, 36th Floor, New York, NY 10018, U.S.A	+1 212 790 9988	IDansky@jny.com	Ira Dansky
with a copy to:
Herbert Smith LLP	Exchange House, Primrose Street, London EC2A 2HS, United Kingdom	+44 (0)20 7374 0888	ben.ward@herbertsmith.com	Ben Ward
The Jones Group Inc.,	1411 Broadway, 36th Floor, New York, NY 10018, U.S.A
24.3	A communication shall be deemed to have been served:
(a) if delivered by hand at the address referred to in clause 24.2, at the time of delivery;
(b) if sent by first class prepaid post to the address referred to in clause 24.2, at the expiration of two clear days after the time of posting; and
(c) if sent by fax to the number referred to in clause 24.2 or sent by email to the email address specified in that clause, at the time of completion of transmission by the sender.
If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9.30 am to 5.30 pm on a Business Day) under the preceding provisions of this clause 24.3 it shall be deemed to have been delivered at the next opening of such business hours.
24.4	In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class prepaid letter or that the fax was despatched and a confirmatory transmission report received or that the email was transmitted to the correct email address, whether or not opened or read by the recipient.
24.5	A party to this Agreement may notify the other parties to this Agreement of a change to its name, relevant addressee, address, fax number or email address for the purposes of clause 24.2 provided that such notification shall only be effective on:
(a) the date specified in the notification as the date on which the change is to take place; o
(b) if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.
24.6	For the avoidance of doubt, the parties agree that the provisions of clauses 24.1, 24.2, 24.3, 24.4 and 24.5 shall not apply in relation to the service of any claim form, application notice, order, judgment or other document relating to or in connection with any proceeding, suit or action arising out of or in connection with this Agreement.

25	Effect of Completion

So far as it remains to be performed, this Agreement shall continue in full force and effect after Completion. The rights and remedies of the parties to this Agreement shall not be affected by Completion.

26	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original, and all the counterparts shall together constitute one and the same agreement.

27	Governing law

This Agreement and any dispute or Claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability whether of a contractual or non-contractual nature, shall be governed by and construed in accordance with the law of England and Wales.

28	Jurisdiction

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute that may arise out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

29	Service of Process
29.1	In the event that any party to this Agreement commences legal proceedings relating to this Agreement, the claim form or other process by which it is started may be served on a party to this Agreement who is a defendant at the place at which and in the manner in which notices may be given to that party in accordance with clause 24 and in accordance with clauses 29.2 to 29.4.
29.2	The Buyer hereby appoints Kurt Geiger Limited of 75 Bermondsey Street, London, SE1 3XF (the "Agent") as its process agent to receive on its behalf service of process of any legal proceedings brought by the Sellers relating to this Agreement. Service on the Agent shall be good service upon the Buyer whether or not it is forwarded to and received by the Buyer.
29.3	If, for any reason, the Agent ceases to act as process agent, or ceases to have an address in England, the Buyer irrevocably agrees to appoint a substitute process agent in England and shall deliver to the Sellers a copy of the substitute process agent's acceptance of that appointment.
29.4	In the event that the Agent (or any successor process agent) ceases to act as process agent, or ceases to have an address in England, then until 28 days after the Buyer complies with clause 29.3, it shall be effective service for the Sellers to serve the claim form or other process upon the last known address of the Agent or any successor process agent notified to the Sellers.
30	Warrantors' Representative
30.1	Each of the Warrantors irrevocably appoints and authorises the Warrantors' Representative to act in his name and on his behalf in relation to all matters which this Agreement expressly provides may be agreed, approved, carried out or received by the Warrantors' Representative.
30.2	Unless and until notified in writing to the contrary by all of the Warrantors, the Buyer shall be entitled to rely on the authority of the Warrantors' Representative within the scope of its authority (as described in this clause 30.2) without further enquiry. The Warrantors' Representative shall have no authority to bind the Warrantors otherwise than as referred to in this clause 30.2.

30.3	Such of the Warrantors who together own 80% of the Shares held by the Warrantors immediately prior to Completion may change the Warrantors' Representative by notice in writing to the Buyer and to the other Warrantors given in accordance with clause 24.
30.4	Save in respect of fraud, the Warrantors' Representative shall not be held liable to the Warrantors for any claims whatsoever arising from any act he may do or refrain from doing pursuant to this Agreement.
31	Interpretation
31.1	The clause and paragraph headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction.
31.2	References in this Agreement and the Schedules to the parties, the Introduction, Schedules and clauses are references respectively to the parties, the Introduction and Schedules to and clauses of this Agreement, unless otherwise expressly stated.
31.3	A reference in a Schedule to a paragraph is to the relevant paragraph of the Schedule in which such reference appears, unless otherwise expressly stated.
31.4	References to documents in the "agreed form" are to documents in terms agreed between the parties prior to execution of this Agreement.
31.5	References to "writing" or "written" includes any other non-transitory form of visible reproduction of words.
31.6	References to times of the day are to that time in London and references to a day are to a period of 24 hours running from midnight.
31.7	References to any English legal term or legal concept shall in respect of any jurisdiction other than England be deemed to include that which most approximates in that jurisdiction to such English legal term or legal concept.
31.8	References to persons shall include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality.
31.9	References to the word "include" or "including" (or any similar term) are not to be construed as implying any limitation and general words introduced by the word "other" (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.
31.10	Save where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.
31.11	References to statutory provisions, enactments or EC Directives shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision, enactment or directive (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision, enactment or directive
31.12	A company or other entity shall be a "holding company" for the purposes of this Agreement if it falls within either the meaning attributed to that term in section 1159 and Schedule 6 Companies Act 2006 or the meaning attributed to the term "parent undertaking" in section 1162 and Schedule 7 of such Act, and a company or other entity shall be a "subsidiary" for the purposes of this Agreement if it falls within any of the meanings attributed to a "subsidiary" in section 1159 and Schedule 6

Companies Act 2006 or the meaning attributed to the term "subsidiary undertaking" in section 1162 and Schedule 7 of such Act, and the terms "subsidiaries" and "holding companies" are to be construed accordingly.
31.13	Section 839 ICTA is to apply to determine whether one person is connected with another for the purposes of this Agreement.
32	Rights of third parties
32.1	With the exception of the rights of each Group Company and of any director, employee, officer or agent of each Group Company to enforce the terms contained in clause 6.9 (each such party being, for the purposes of this clause 32, a "Third Party"), no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.
32.2	The rights of the relevant Third Parties to enforce the terms of clause 6.9 are subject to the condition that the Buyer has the right (which it may waive in whole or in part in its absolute discretion and without the consent of or consultation with any Third Party) to have the sole conduct of any proceedings in relation to the enforcement of such rights (including any decision as to commencement or compromise of such proceedings) but will not owe any duty or have any liability to any of the Third Parties in relation to such conduct
32.3	The rights of the relevant Third Parties under clause 6.9 are also subject to the terms of clauses 13 (assignment and transfer), 27 (governing law) and 28 (jurisdiction). The parties to this Agreement may by agreement rescind or vary any term of this Agreement without the consent of any of the Third Parties.
33	Execution
This Agreement is entered into by the parties under hand on the date at the beginning of this Agreement.

SCHEDULE 1

The Sellers

Part 1: Warrantors and the EBT Trustee

(1) Name and Address	(2) Number of A Ordinary Shares	(3) Number of B Ordinary Shares	(4) Number of C Ordinary Shares	(5) Number of A Preference Shares	(6) Number of B Preference Shares	(7) Number of Management Loan Notes together with any accrued interest (£)	(8) Consideration (£)
							Cash Consideration	[Consideration Loan Notes]
Neil Clifford, a director of the company whose principal address is 33 Woodberry Crescent, Muswell Hill, London, N10 1PJ	-	19,266	83,500	-	536,248	1,133,239	7,403,129	3,080,536
Rebecca Farrar-Hockley, a director of the company whose principal address is 49 Osward Road, St Albans, Hertfordshire, AL1 3AQ	-	6,298	46,000	-	175,287	370,430	3,735,165	1,462,492
Dale Christilaw, a director of the company whose principal address is 64 Great Thrift, Petts Wood, Kent, BR5 1NG	-	6,369	44,500	-	177,259	374,596	3,700,911	1,364,250
Neil McCausland, a director of the company whose principal address is Frensham Court House, 20 Gardeners Hill Road, Farnham, Surrey, GU10 3JB	-	4,139	20,000	-	115,197	243,443	2,447,374	-

(1) Name and Address	(2) Number of A Ordinary Shares	(3) Number of B Ordinary Shares	(4) Number of C Ordinary Shares	(5) Number of A Preference Shares	(6) Number of B Preference Shares	(7) Number of Management Loan Notes together with any accrued interest (£)	(8) Consideration (£)
							Cash Consideration	[Consideration Loan Notes]
Sally McClymont, a director of the company whose principal address is Tollgate House, Castle Eden, Durham, TS27 4SD	-	2,516	17,500	-	70,027	147,985	1,993,439	-
Andrew Lee, a director of the company whose principal address is 58 Kenilworth Avenue, London, SW19 7LW.	-	-	10,000	-	-	-	635,917	310,717
RBC cees Trustees Limited, in its capacity as trustee of the Kurt Geiger Holdings Employee Benefit Trust, a trust company registered in the Channel Islands with number FC022802, whose principal business address is 19-21 Broad Street, St Helier, Jersey, Channel Islands, JE1 3PB	-	-	28,500	-	-	-	2,697,905	-
Total	-	38,588	250,000	-	1,074,018	2,269,693	22,613,840	6,217,995

Part 2: Graphite, Carta Capital and Harrods

(1) Name and Address	(2) Number of A Ordinary Shares	(3) Number of B Ordinary Shares	(4) Number of C Ordinary Shares	(5) Number of A Preference Shares	(6) Number of B Preference Shares	(7) Number of Investor Loan Notes together with any accrued interest (£)	(8) Amount of Cash Consideration (£)
Graphite Capital Partners VII 'A', an English limited partnership registered in England and Wales with number LP012117, whose principal place of business is at Berkeley Square House, Berkeley Square, London, W1J 6BQ	205,105	-	-	5,708,732	-	12,064,097	27,458,658
Graphite Capital Partners VII 'B', an English limited partnership registered in England and Wales with number LP012118, whose principal place of business is at Berkeley Square House, Berkeley Square, London, W1J 6BQ	27,173	-	-	756,316	-	1,598,301	3,637,821
Graphite Capital Partners VII 'C', an English limited partnership registered in England and Wales with number LP012119, whose principal place of business is at Berkeley Square House, Berkeley Square, London, W1J 6BQ	200,924	-	-	5,592,383	-	11,818,218	26,898,953
Graphite Capital Partners VII 'D', an English limited partnership registered in England and Wales with number LP012120, whose principal place of business is at Berkeley Square House, Berkeley Square, London, W1J 6BQ	63,229	-	-	1,759,882	-	3,719,109	8,464,874
Graphite Capital Partners VII 'E', an English limited partnership registered in England and Wales with number LP013400, whose principal place of business is at Berkeley Square House, Berkeley Square, London, W1J 6BQ	677	-	-	18,835	-	39,804	90,623

(1) Name and Address	(2) Number of A Ordinary Shares	(3) Number of B Ordinary Shares	(4) Number of C Ordinary Shares	(5) Number of A Preference Shares	(6) Number of B Preference Shares	(7) Number of Investor Loan Notes together with any accrued interest (£)	(8) Amount of Cash Consideration (£)
Graphite Enterprise Top Up Fund, an English limited partnership registered in England and Wales with number LP012121, whose principal place of business is at Berkeley Square house, Berkeley Square, London, W1J 6BQ	169,190	-	-	4,709,126	-	9,951,660	22,650,532
Graphite Capital Founder Partner VII, a UK limited partnership, whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ	4,489	-	-	124,958	-	264,069	600,991
Carta Capital Investments II S.a r.l., a company incorporated under the laws of Luxembourg, whose registered office is at 560A, rue de Neudorf, L-2220 Luxembourg	10,626	-	-	295,750	-	625,000	1,422,559
Harrods (UK) Limited, an English limited company registered in England and Wales with number 1889348, whose principal place of business is at 87-135 Brompton Road, Knightsbridge, London, SW1X 7XL	-	-	30,000	-	-	-	2,927,559
Total	681,413	-	30,000	18,965,982	-	40,080,258	94,142,570

SCHEDULE 2

Part 1: Particulars of the Company

Name:	KG Group Holdings Limited
Number:	6500942
Date of registration:	12/02/08
Status:	Private company limited by shares
Registered Office:	75 Bermondsey Street London SE1 3XF
Authorised Share Capital:	No Cap
Issued Share Capital:
Shareholder and shareholding:	[See schedule of members to be provided by the Company]
Charges:	Debenture created in favour of RBS on 22/02/08
Directors:	Dale Christilaw; Neil Charles Clifford; Rebecca Elizabeth Alden Farrar-Hockley; Neil William McCausland; Andrew David Lee; and Sally McClymont
Secretary:	Dale Christilaw

Part 2: Particulars of the Subsidiaries

Name:	KG Bidco Limited
Number:	6500994
Date of registration:	12/02/08
Status:	Private company limited by shares
Registered Office:	75 Bermondsey Street London SE1 3XF
Authorised Share Capital:	£1 ordinary subscriber shares
Issued Share Capital:	£1 ordinary subscriber shares
Shareholder and shareholding:	Wholly owned by KG Group Holdings Limited
Charges:	Debenture in favour of RBS created on 22/02/08 Charge over loan note guarantee security account created in favour of Lloyds TSB ON 22/02/08
Directors:	Dale Christilaw; Neil Charles Clifford; Rebecca Elizabeth Alden Farrar-Hockley; Neil William McCausland; Andrew David Lee; and Sally McClymont
Secretary:	Dale Christilaw

Name:	Kurt Geiger Holdings Limited
Number:	5466774
Date of registration:	28/05/05
Status:	Private company limited by shares
Registered Office:	75 Bermondsey Street London SE1 3XF
Authorised Share Capital:	£12,613,413.95 divided into 28,000 A ordinary shares of £1 each, 105,359 B ordinary shares of £0.05 each and 12,580,146 preferred shares of £1 each
Issued Share Capital:	£12,611,913.95 divided into £28000 A ordinary shares, £3767.95 B ordinary and £12,580,146 preferred shares
Shareholder and shareholding:	Wholly owned by KG Bidco Limited
Charges:	Debenture in favour of RBS created on 22/02/2008
Directors:	Dale Christilaw; Neil Charles Clifford; Rebecca Elizabeth Alden Farrar-Hockley; Andrew David Lee; and Sally McClymont
Secretary:	Dale Christilaw

Name:	Kurt Geiger Finance Limited
Number:	5466773
Date of registration:	28/05/05
Status:	Private company limited by shares
Registered Office:	75 Bermondsey Street London SE1 3XF
Authorised Share Capital:	£12,625,100 ordinary shares of £1 each
Issued Share Capital:	£12,625,100 ordinary shares of £1 each
Shareholder and shareholding:	Wholly owned by Kurt Geiger Holdings Limited
Charges:	Debenture in favour of RBS created on 22/02/08
Directors:	Dale Christilaw; Neil Charles Clifford; Rebecca Elizabeth Alden Farrar-Hockley; Andrew David Lee; and Sally McClymont
Secretary:	Dale Christilaw

Name:	Kurt Geiger Acquisition Limited
Number:	5483689
Date of registration:	17/06/05
Status:	Private company limited by shares
Registered Office:	75 Bermondsey Street London SE1 3XF
Authorised Share Capital:	£12,625,100 ordinary shares of £1 each
Issued Share Capital:	£12,625,100 ordinary shares of £1 each
Shareholder and shareholding:	Wholly owned by Kurt Geiger Finance Limited
Charges:	Debenture in favour of RBS created on 22/02/08
Directors:	Dale Christilaw; Neil Charles Clifford; Rebecca Elizabeth Alden Farrar-Hockley; Andrew David Lee; and Sally McClymont
Secretary:	Dale Christilaw

Name:	Kurt Geiger Limited
Number:	968046
Date of registration:	10/12/69
Status:	Private company limited by shares
Registered Office:	75 Bermondsey Street London SE1 3XF
Authorised Share Capital:	£770,000 ordinary shares of £0.10 each
Issued Share Capital:	£770,000 ordinary shares of £0.10 each
Shareholder and shareholding:	Wholly owned by Kurt Geiger Acquisition Limited
Charges:	Debenture in favour of RBS created on 22/02/08
Directors:	Dale Christilaw; Neil Charles Clifford; Rebecca Elizabeth Alden Farrar-Hockley; Andrew David Lee; and Sally McClymont
Secretary:	Dale Christilaw

Name:	Kurt Geiger Shoes Limited
Number:	782686
Date of registration:	28/11/63
Status:	Private company limited by shares
Registered Office:	75 Bermondsey Street London SE1 3XF
Authorised Share Capital:	£5610 ordinary shares at £1 each
Issued Share Capital:	£5610 ordinary shares at £1 each
Shareholder and shareholding:	Wholly owned by Kurt Geiger Limited
Charges:	None
Directors:	Dale Christilaw; Neil Charles Clifford; Rebecca Elizabeth Alden Farrar-Hockley; and Sally McClymont
Secretary:	Dale Christilaw

Name:	Carvela Limited
Number:	1263859
Date of registration:	18/06/76
Status:	Private company limited by shares
Registered Office:	75 Bermondsey Street London SE1 3XF
Authorised Share Capital:	£301,000 ordinary shares of £1 each
Issued Share Capital:	£301,000 ordinary shares of £1 each
Shareholder and shareholding:	Wholly owned by Kurt Geiger Limited
Charges:	None
Directors:	Dale Christilaw; Neil Charles Clifford; Rebecca Elizabeth Alden Farrar-Hockley; and Sally McClymont
Secretary:	Dale Christilaw

Name:	Shoeaholics Limited
Number:	2966052
Date of registration:	08/09/94
Status:	Private company limited by shares
Registered Office:	75 Bermondsey Street London SE1 3XF
Authorised Share Capital:	£2 ordinary shares
Issued Share Capital:	£2 ordinary shares
Shareholder and shareholding:	Wholly owned by Kurt Geiger Limited
Charges:	None
Directors:	Dale Christilaw; Neil Charles Clifford; Rebecca Elizabeth Alden Farrar-Hockley; and Sally McClymont
Secretary:	Dale Christilaw

Name:	Kurt Geiger Ireland Limited
Incorporated:	17/09/07
Registered in Ireland under number:	446264
Registered Office:	5th floor Beaux Lane House Mercer Street Lower Dublin 2
Authorised Share Capital:	€1,000,000 of 1,000,000 ordinary shares of €1 each
Issued Share Capital:	1 ordinary share held by Kurt Geiger Limited
Directors:	Dale Christilaw; and Neil Clifford
Secretary:	Dale Christilaw
Auditors:	BDO Simpson Xavier

Name:	Kurt Geiger Italy SrL
Incorporated:	05/05/07
Registered in Italy under number:	5772900964
Registered Office:	Viale Bianca Maria 21 20100 Milano
Authorised Share Capital:	€10,000 comprising one share of €10,000
Issued Share Capital:	€10,000 all held be Kurt Geiger Limited
Directors:	Dale Christilaw; and Neil Clifford
Secretary:	Dale Christilaw

Name:	Kurt Geiger France SAS
Incorporated:	09/08/05
Registered in France under number:	R.O.S. Paris B 483 727 848 (2005B14983)
Registered Office:	3 rue Leon Jost
Capital Social:	€37,000 comprising 37,000 shares of €1 each
Issued Share Capital:	Wholly owned by Kurt Geiger Limited
Directors:	Neil Clifford; and Dale Christilaw
Auditors:	Francis Franck Priest, Fedeerigue Baillet

SCHEDULE 3

Part 1: Sellers' Obligations

c	At Completion each of the Sellers shall, as regards itself only and not any other Seller:
1.1	deliver or use its voting powers to procure that there shall be delivered to the Buyer (or to any person whom the Buyer may nominate, the Buyer receiving them, where appropriate as agent for the Company):
	(a)	duly executed transfers in respect of the Shares held by such Seller to the Buyer or its nominee(s) and the share certificates and loan note certificates (or in the case of a lost certificate an indemnity in respect thereof in form and substance reasonably satisfactory to the Buyer);
	(b)	the certificate of incorporation (and any change of name certificate), statutory register, minute book, share certificate book and all statutory books of the Company in each case written up to but not including the Completion Date;
	(c)	irrevocable powers of attorney in the agreed form executed by each of the Sellers to enable the Buyer (during the period prior to the registration of the transfer of the Shares) to exercise all voting and other rights attaching to the Shares;
	(d)	an original copy or a certified copy of any power of attorney or other authorities pursuant to which any Seller has executed this Agreement;
	(e)	the Disclosure Letter duly executed by or on behalf of the Warrantors together with a CD-Rom in the agreed form containing the Disclosure Documents;
	(f)	the letters of resignation in the agreed form of any officers who it is agreed will resign as director of the Group Companies;
	(g)	releases, forms to release and letters of non-crystallisation in the agreed form in respect of the security held by the lenders under the Facilities Documents listed against the Company in Schedule 2;
	(h)	forms DS1 in agreed form in respect of real property;
	(i)	an irrevocable undertaking from the lenders under the Facilities Documents in the agreed form that the payment of the Bank Indebtedness will:
(i) release all liabilities under the Facilities Documents; and
(ii) trigger release of pre-executed charge releases
	(j)	a deed of termination of the Investment Agreement duly executed by all its parties in the agreed form
	(k)	evidence that the Relevant Customers will not exercise any right to terminate any agreement between a Relevant Customers and the Company or any Group Company exercisable upon the change of control arising from this Agreement;
	(l)	as evidence of the authority of each person executing a document referred to in this Agreement on Graphite's, Carta Capital's and Harrods' behalf:
(i) a copy of the minutes of a duly held meeting of the directors of each Graphite Entity, Carta Capital and Harrods (or a duly constituted committee thereof) authorising the execution by each Graphite Entity, Carta Capital and Harrods of the document; or

(ii) a copy of the power of attorney conferring the authority, in each case certified to be a true copy by a director or the secretary of each Graphite Entity, Carta Capital and Harrods, as the case may be;
	(m)	resolutions in writing in the agreed form to amend the articles of association of the Company;
	(n)	share certificates showing the name of the Company or Group Company as registered holder in respect of all the shares in each of the Subsidiaries;
	(o)	copies of board resolutions of each of the Group Companies in the agreed form; and
	(p)	in respect of the relevant Warrantors only, duly executed counterparts of the Bonus Agreement.
1.2	procure that the following business is transacted at meetings of the directors of the Company and each Group Company:
	(a)	the directors of the Company shall approve registration of the transfers of the Shares to the Buyer and the entry of the transferee in the register of members of the Company, in each case subject only to the transfers being presented duly stamped;
	(b)	make such alterations to the existing mandates for the operation of the bank accounts of the Company and each Group Company as shall be requested by the Buyer; and
	(c)	Ira M. Dansky and Wesley R. Card shall be appointed as directors of the Company.

Part 2: Buyer's Obligations

At Completion the Buyer shall:
(a)	pay to the Sellers' Solicitors Account (on behalf of the Sellers) all cash amounts due pursuant to clause 3 (which shall include the Withholding Tax Amount);
(b)	issue to the Sellers the Consideration Loan Notes of the amount set out opposite the name of each Seller in column 8 of Part 1 of Schedule 1 (and shall deliver to the relevant Sellers duly executed certificates in respect of the same and update the loan note register of the Buyer accordingly);
(c)	procure that the Bank Indebtedness, less the agreed amount for withholding tax, is repaid by KG Bidco Limited;
(d)	procure that the Loan Note Indebtedness, less the agreed amount for withholding tax, is repaid by KG Bidco Limited and the Company;
(e)	procure that the Group is funded pursuant to the 'sources and uses' funds flow agreed by the parties at Completion so as to enable the Group to pay all agreed amounts of withholding tax, bonus amounts and related PAYE/NIC.
(f)	deliver to the Sellers the Disclosure Letter duly countersigned by the Buyer;
(g)	deliver to the Sellers as evidence of the authority of each person executing a document referred to in this Agreement on the Buyer's behalf:
(i) a copy of the minutes of a duly held meeting of the directors of the Buyer (or a duly constituted committee thereof) authorising the execution by the Buyer of the document;
(ii) a copy of the power of attorney conferring the authority; or

(iii) copies of the Certificate of Incorporation and the Bylaws of the Company together with the agreed form Officer's Certificate in respect of the Buyer, and a Good Standing Certificate duly executed in respect of the Buyer, in each case certified to be a true copy by a director or the secretary of the Buyer;
(h)	shall procure that the relevant Group Companies shall enter into the Bonus Agreement; and
(i)	shall procure the delivery of a certified copy of the Consideration Loan Notes Instrument and the Guarantee (as defined in the Consideration Loan Note Instrument) duly executed, together with certificates for the relevant Consideration Loan Notes.

Part 3: Carta Capital Obligations

At Completion, Carta Capital shall deliver the Withholding Tax Instruction Letter executed by each of Carta Capital, KG Bidco Limited and the Sellers' Solicitors.

Part 4: Joint Obligations

At Completion each of the Sellers to whom Consideration Loan Notes are issued shall enter into elections under section 431(1) Income Tax (Earnings and Pensions) Act 2003 in respect of the Consideration Loan Notes issued to him or her and the Buyer shall procure that the employer (as defined in section 421B(8) Income Tax (Earnings and Pensions) Act 2003) of each such Seller shall enter into such elections with each such Seller.

SCHEDULE 4

Part 1 - The Leasehold Properties

No.	Property and (where applicable) Land Registry Leasehold Title Number	Parties		Date of Lease	Term of Lease (years)	Date of Break Clause	Current Annual Rent (rounded to the nearest £1000)
		Tenant	Landlord
1.	Unit 9/11 Queen Victoria Street, Victoria Quarter, Leeds LS1 6BD [The Tenant's lease of this unit has expired and a new lease is currently being negotiated]	Kurt Geiger Ltd
2.	65 South Molton Street, London W1K 5ST	Kurt Geiger Ltd	GPS (Great Britain) Ltd	21-Dec-00	21/12/00 - 20/10/11 10 years & 10 months	-	£300,000
3.	7 Exchange Street, Manchester M2 7EE Title: MAN26354	Kurt Geiger Ltd	The Prudential Assurance Company Ltd	20-Nov-00	20/11/00 - 24/12/15 15 years & 1 month	Tenant: 20/11/03,20/11/04 or 20/11/05 L'lord: 20/11/07	£116,000
4.	131 and 133 Kensington High Street, London W8 6SU	Kurt Geiger Ltd	Aviva Life & Pensions	22-Apr-03	25/3/03 - 25/3/18 15 years	-	£202,000

No.	Property and (where applicable) Land Registry Leasehold Title Number	Parties		Date of Lease	Term of Lease (years)	Date of Break Clause	Current Annual Rent (rounded to the nearest £1000)
		Tenant	Landlord
5.	Ground Floor and Basement, 30 Hampstead High Street, London NW3 1QA Title: NGL833314	Kurt Geiger Ltd	Tryst Enterprises Ltd	30-Jun-00	30/6/00 - 30/6/20 20 Years	-	£110,000
6.	1-2 North Street, Brighton BN1 1EB Title: ESX280543	Kurt Geiger Ltd	Rosara Properties Ltd (legal owners: Brighton Nominee (No.1) Ltd and Brighton Nominee (No.2) Ltd	20-Sep-04	20/9/04 - 19/9/19 15 Years	-	£145,000
7.	29 Bridlesmith Gate, Nottingham NG1 2GR Title: NT405307	Kurt Geiger Ltd	Craignure UK Real Estate Ltd Partnership	01-Feb-05	1/2/05 - 31/1/20 15 Years	-	£142,000
8.	Unit 4, 139/153 Grainger Street, Newcastle NE1 5AE Title: TY431642	Kurt Geiger Ltd	Aviva Investors Pension Ltd	21-Mar-05	21.3.05 - 20/3/20 15 Years	-	£100,000
9.	Ground floor and basement, 33d Kings Road, London SW3 4LX Title: BGL51922	Kurt Geiger Ltd	Radnor Walk Investments Ltd	01-Dec-04	1/12/04 - 31/11/19 15 Years	-	£224,000
10.	Units 19, Met Quarter, 35 Whitechapel, Liverpool L1 6DA Title: MS520886	Kurt Geiger Ltd	Mourant & Co Trustees Ltd & Mourant Property Trustees Ltd	22-Mar-06	6/3/06 - 5/3/16 10 Years	-	£70,000

No.	Property and (where applicable) Land Registry Leasehold Title Number	Parties		Date of Lease	Term of Lease (years)	Date of Break Clause	Current Annual Rent (rounded to the nearest £1000)
		Tenant	Landlord
11.	UR160, Upper Level, The Mall, Cribbs Causeway, BS34 5DG Title: GR301629	Kurt Geiger Ltd	Cribbs Mall Nominee (1) Ltd and Cribbs Mall Nominee (2) Ltd	12-Jan-07	20/11/06 - 24/12/16 10 years & 1 month	20-Nov-12	£63,000
12.	Ground, mezzanine, basement and sub-basement floors, the lift, lift shaft and staircase running from the sub-basement floor to the fifth floor and the lift motor room of 198 Regent Street, London W1B 5TP	Kurt Geiger Ltd	The Crown Estate	09-June-06	1/5/06 - 30/4/16 10 Years	01-May-12	£200,000
13.	Unit SU719, The Bullring, Birmingham B5 4BG Title: WM920366	Kurt Geiger Ltd	Bullring Ltd Partnership	29-Nov-07	24/6/07 - 23/6/17 10 Years	24-Jun-13	£107,000
14.	Unit E11, Silverburn, Glasgow G53 6QR (Registered in Scotland's Book of Council and Session 21-Nov-08)	Kurt Geiger Ltd	Retail Property Holdings Ltd	21-Nov-08	25/10/07 - 24/10/17 10 Years	24-Oct-13	£57,000

No.	Property and (where applicable) Land Registry Leasehold Title Number	Parties		Date of Lease	Term of Lease (years)	Date of Break Clause	Current Annual Rent (rounded to the nearest £1000)
		Tenant	Landlord
15.	Unit 12, The Walk, St Andrews Square, Edinburgh EH1 3DQ (Registered in Scotland's Book of Council and Session 14-Jan-08)	Kurt Geiger Ltd	Coal Pension Properties Ltd	14-Jan-08	26/10/07 - 25/10/17 10 Years	26-Oct-13	£73,000
16.	Unit 250, Upper Level The Glades, Bromley BR1 1DN Title: SGL706478	Kurt Geiger Ltd	CSC Bromley Ltd	22-Jan-09	29/9/08 - 28/9/18 10 Years	29-Sep-14	£63,000
17.	Unit MS3, Quakers Friars, Broadmead, Bristol - 9 Philadelphia Street - BS1 3BZ Title: BL124632	Kurt Geiger Ltd	Bristol Alliance Nominee No.1 Limited and Bristol Alliance Nominee No.2 Limited	11-Oct-10	24/6/08 - 23/6/18 10 Years	24-Jun-14	£90,000
18.	Unit 2020 and 3019 and 3020, Upper Floors, Westfield Shopping Centre, Aerial Way, White City, London W12 7GF Title: BGL70780	Kurt Geiger Ltd	Commerz Real Investmentgesellschaft mbH	27-Jan-09	1/7/08 - 30/6/18 10 Years	01-Jul-14	£104,000
19.	Unit LG66, The Hayes Frontage, St David Centre, Cardiff CF10 2DP Title: CYM521847	Kurt Geiger Ltd	St David's No 1 Ltd & St David's No 2 Ltd	10-Jan-11	24/6/09 - 23/6/19 10 Years	24-Jun-15	£40,000

No.	Property and (where applicable) Land Registry Leasehold Title Number	Parties		Date of Lease	Term of Lease (years)	Date of Break Clause	Current Annual Rent (rounded to the nearest £1000)
		Tenant	Landlord
20.	Unit U117, Upper Guild Hall, Bluewater, Greenhithe, Kent DA9 9ST Title No: K945060	Kurt Geiger Ltd	Blueco Ltd	07-Aug-08	24/6/08 - 23/6/18 10 Years	-	14% of turnover, subject to a minimum rent of £145,000
21.	Unit 71, Upper Level, High Street, Meadowhall Centre, Sheffield S9 1EP Title No: SYK567176	Kurt Geiger Ltd	Meadowhall Nominee 1 Ltd and Meadowhall Nominee 2 Ltd	6-May-09	18/3/09 - 17/3/19 10 Years	-	£89,000
22.	Unit 34, 45, The Maltings, St Albans, Herts AL1 3HL Title No: HD493817	Kurt Geiger Ltd	St Albans (Maltings 4) Ltd	17-Jul-09	24/6/09 - 23/6/19 10 Years	24-Jun-15	£40,000
23.	Unit 37, Green Mall, Metro Centre, Gateshead, NE11 9YG Title No: TY485496	Kurt Geiger Ltd	Metro Centre (Nominee No.1 & 2), The MetroCentre Partnership	30-Oct-09	26/10/09 - 25/10/19 10 Years	-	In rent free estimated at £84,000 from 26/10/11
24.	Unit 50, 1st Floor, Grand Arcade, St Andrews Street, Cambridge, CB2 3BJ Title No: CB344660	Kurt Geiger Ltd	Grand Arcade Partnership Ltd	25-Mar-09	1/1/09 - 31/12/18 10 Years	01-Jan-15	£50,000

No.	Property and (where applicable) Land Registry Leasehold Title Number	Parties		Date of Lease	Term of Lease (years)	Date of Break Clause	Current Annual Rent (rounded to the nearest £1000)
		Tenant	Landlord
25.	Unit 30, 1st Floor, Princes Square, Buchanan Street, Glasgow G1 3JN (Registered in Scotland's Book of Council and Session 28-Nov-08)	Kurt Geiger Ltd	Redevco UK2 BV	28-Nov-08	16/9/08 - 15/9/18 10 Years	16-Sep-14	£32,000
26.	Unit 2C, 25 Silbury Arcade, The Centre, Milton Keynes, MK9 3ESTitle No: BM346132	Kurt Geiger Ltd	CMK Britel Nominees No.1 Ltd and CMK Britel Nominees No.2 Ltd and the Prudential Assurance Co. Ltd	22-Jun-09	22/6/09 - 21/6/19 10 Years	21-Jun-15	£38,000
27.	Unit RP250 Cabot Place East, Canary Wharf, London E14 4QS Title No: EGL567615	Kurt Geiger Ltd	Cabot Place Ltd	22-Jan-10	1/7/09 - 30/6/19 10 Years	1-Jul-15	£53,000
28.	Unit 11, The Bon Accord Centre, George Street, Aberdeen AB25 1HZ (Registered in Scotland's Book of Council and Session 18-Dec-09)	Kurt Geiger Ltd	Tartan Nominee Ltd	18-Sep-09	3/9/09 - 28/9/19 10 Years	-	£71,000
29.	Unit SU2A, 3 St Lawrence Street, Bath, BA1 1AN	Kurt Geiger Ltd	The Southgate Ltd Partnership	24-Jun-09	24/6/09 - 23/6/19 10 Years	-	£60,000

No.	Property and (where applicable) Land Registry Leasehold Title Number	Parties		Date of Lease	Term of Lease (years)	Date of Break Clause	Current Annual Rent (rounded to the nearest £1000)
		Tenant	Landlord
30.	156 Portobello Road, London W11 2EB Title: BGL77147	Kurt Geiger Ltd	Benchlevel Properties Ltd	06-Sep-10	6/9/10 - 5/9/20 10 Years	-	£117,500 (£88,125 in Yr 1 due to Rent Free)
31.	Unit LG26, Lower Ground Floor, Victoria Square, Belfast BT1 4QG	Kurt Geiger Ltd	CGI Victoria Square Ltd	26-Jun-09	1/5/09 - 1/5/19 10 Years	01-Feb-15	£80,000
32.	Unit SU05, Touchwood Centre, Solihull, B91 3RA	Kurt Geiger Ltd	Blueco Ltd	06-Nov-09	6/11/09 - 28/9/19 9 Years & 11 Months	28-Sep-15	£47,000
33.	27/31 Church Street, Liverpool L1 1DA Title No: MS573116	Kurt Geiger Ltd	H Samuel Ltd	25-Feb-10	24/2/10 - 20/9/22 12 Years & 7 Months	-	£100,000 plus 15% turnover top-up
34.	1/3 Hotspur Way, Eldon Square Shopping Centre, Newcastle NE1 7XS	Kurt Geiger Ltd	CSC (Eldon Square) Ltd	15-Dec-10	24/6/10 - 23/6/20 10 years	-	£200,000
35.	Unit SU 52 - 23 Lower New Change Passage, One New Change, City of London, EC4M 9AH Title: AGL225658	Kurt Geiger Ltd	LS One New Change Ltd	25-Oct-10	24/6/10 - 23/6/20 10 Years	24-Jun-16	£76,000

No.	Property and (where applicable) Land Registry Leasehold Title Number	Parties		Date of Lease	Term of Lease (years)	Date of Break Clause	Current Annual Rent (rounded to the nearest £1000)
		Tenant	Landlord
36.	Unit L21, Trafford Centre, Trafford Park, Manchester M17 8DA Title No: MAN168502	Kurt Geiger Ltd	The Trafford Centre Ltd	17-Nov-10	3/9/10 - 2/9/20 10 Years	-	£125,000
37.	1 James Street, Covent Garden, London WC2E 8DG Titile No: NGL907942	Kurt Geiger Ltd	Capital & Counties CG9 Ltd	30-Nov-09	30/11/09 - 29/11/19 10 Years	25-Nov-15	£659,000
38.	Unit U20, Upper Rose Gallery, Bluewater - Nine West, Greenhithe, Kent DA9 9ST	Kurt Geiger Ltd	Blueco Ltd	20-Nov-09	29/9/09 - 28/9/14 5 Years	-	£60,000
39.	Unit 132, Kinsley Road, Cheshire Oaks, Ellesmere Port, South Wirral, CH65 9JR	Kurt Geiger Ltd	Henderson UK OM (LP2) (GP) Limited and Henderson UK OM (LP2) Limited	22-Apr-08	19/3/08 - 25/3/18 10 years	25-Mar-12 if certain conditions met Landlord has right to determine at any time	£69,000
40.	Unit 14, Designer Outlet Village, Ashford, Kent TN24 0SD Title No: K934833	Kurt Geiger Ltd	The Ashford Investor Ltd Partnership	25-Jan-08	16/10/07 - 15/10/17 10 Years	16-Oct-13	£49,000
41.	Unit 45, Gunwharf Quays, Portsmouth, PO1 3TU	Kurt Geiger Ltd	Gunwharf Quays Ltd	19-Apr-11	31/1/11 - 30/1/21 10 Years	31-Jan- 16	First yr of trading - 15% of current yr turnover

No.	Property and (where applicable) Land Registry Leasehold Title Number	Parties		Date of Lease	Term of Lease (years)	Date of Break Clause	Current Annual Rent (rounded to the nearest £1000)
		Tenant	Landlord
42.	Ground Floor and Basement, 13 Grafton Street, London W1 Assignment of Existing Lease	Kurt Geiger Ltd	Grafton Estate No.1 Ltd and Grafton Estates No 1 (Jersey) Ltd	Original Date of Lease: 29 Sept 2006 Date of Assignment: 27 May 2011	27/05/11 - 01/03/16 4 Years and 10 months	-	Store not open yet
43.	Unit 15, 52 Bermondsey Street, London SE1 3UD	Kurt Geiger Ltd	GPE (Bermondsey Street) Limited	08-Sep-10	08/09/10 - 07/09/12 2 years	07-Sep-11	£18,000
44.	Old Hireman Building, Black Swan Yard, SE1 3XW	Kurt Geiger Ltd	GPE (Bermondsey Street) Limited	15-Dec-10	15/12/10 - 24/12/11	At any time on 1 months notice	Peppercorn
45.	75 Bermondsey Street, London SE1 3XF Title No: TGL260840	Kurt Geiger Ltd	GPE (Bermondsey Street) Limited	20-Nov-00	20/11/2000-19/11/20 15 years	31-Oct-15 Deed of surrender in place	£320,000
46.	The first, second, third, fourth and fifth floors of 198 Regent Street, London W1B 5TP	Kurt Geiger Ltd	The Crown Estate	23-Aug-06	23/08/06-30/04/16	1 May 2012	£50,000

No.	Property and (where applicable) Land Registry Leasehold Title Number	Parties		Date of Lease	Term of Lease (years)	Date of Break Clause	Current Annual Rent (rounded to the nearest £1000)
		Tenant	Landlord
47.	84 Druid St, Southwark, London SE1	Kurt Geiger Ltd	Network Rail	01-Aug-09	9 years 8 months	6 months notice	£19,500

Part 2 - Leasehold Properties under Agreement for Lease

No.	Property and (where applicable) Land Registry Leasehold Title Number	Parties		Date of Lease	Term of Lease (years)	Date of Break Clause
		Tenant	Landlord
1.	Unit 36, Whiteleys - Kurt Geiger, London W2 6LY	Kurt Geiger Ltd	Kleinwort Benson Corp Services Ltd and Kleinwort Benson Trustees Ltd	8-March-11	N/A	N/A
2.	Unit G07, The Avenue, Spinningfields, Manchester M60 1PR	Kurt Geiger Ltd	Magistrates Court Retail Investments Limited	15-March 2011	N/A	N/A
3.	Unit 37, Whiteleys - Nine West, London W2 6LY	Kurt Geiger Ltd	Kleinwort Benson Corp Services Ltd and Kleinwort Benson Trustees Ltd	8-March-11	N/A	N/A
4.	Unit 23, York Designer Outlet Centre	Kurt Geiger Ltd	The Designer Retail Outlet Centres (York) General Partner Limited as general partner of The Designer Retail Outlet Centres (York) Partnership	5 April 2011	N/A	N/A

No.	Property and (where applicable) Land Registry Leasehold Title Number	Parties		Date of Lease	Term of Lease (years)	Date of Break Clause
		Tenant	Landlord
5.	Unit 17, Swindon Designer Outlet Centre	Kurt Geiger Ltd	Henderson UK OM (LP3) (GP) Limited and Henderson UK OM (LP3) Limited	31 March 2011	N/A	N/A
6.	24 Britton Street, Clerkenwell - Offices, EC1M 5UA	Kurt Geiger Ltd	Pontsarn Investments Ltd	8-Nov-10	N/A	N/A

SCHEDULE 5

Warranties

Part 1: Title Warranties

1	Title
1.1	Each of the Sellers has the requisite capacity and authority to enter into and perform its obligations under this Agreement.
1.2	Each of the Sellers is the sole legal and beneficial owner, other than the EBT Trustee which is solely the legal owner of the Shares registered in its name but is entitled to transfer full legal and beneficial ownership thereof, of the Shares listed opposite its name in columns 2, 3, 4, 5 and 6 of the tables in Parts 1 and 2 of Schedule 1.
1.3	This Agreement will, when executed by each of the Sellers, constitute a binding obligation on each Seller enforceable in accordance with its terms.
1.4	No consent, approval, authorisation or order of court or government or local agency or body or other person is required by any of the Sellers for the execution or implementation of this Agreement and compliance with its terms.
1.5	Each of the Sellers warrants, in respect of the Shares and Loan Notes (if any) listed opposite its name in Schedule 1 that there are no Encumbrances on, over or affecting such Shares or Loan Notes (as the case may be), or any of them, nor any agreement or commitment to create such Encumbrance.

Part 2: Business Warranties

1	The Company
1.1	The Company is duly incorporated and validly existing under the laws of England and Wales.
1.2	The information in Schedule 2 and Schedule 4 is true and accurate in all material respects.
1.3	No person has the right or has claimed to have a right (whether exercisable now or at a future date and whether contingent or not) to subscribe for, or to convert any security into, any shares, debentures or other securities of the Company, including pursuant to an option or warrant.
1.4	The copies of the Memorandum and Articles of Association of the Company disclosed in the Disclosure Documents are complete and accurate in all material respects.
2	The Subsidiaries
2.1	Each of the Subsidiaries is duly incorporated and validly existing under the laws of England and Wales and the Company is the sole legal and beneficial owner of the issued shares in the capital of each of the Subsidiaries free from all Encumbrances.
2.2	The Subsidiaries are the only subsidiaries of the Company and the Company has never had any subsidiary other than the Subsidiaries.
2.3	No person has the right or has claimed to have a right (whether exercisable now or at a future date and whether contingent or not) to subscribe for, or to convert any security into, any shares, debentures or other securities of any of the Subsidiaries, including pursuant to an option or warrant.
2.4	The copies of the Memorandum and Articles of Association of each of the Subsidiaries at tabs 1.1.2.2.1, 1.1.2.2.4, 1.1.3.5, 1.1.3.27, 1.1.4.3, 1.1.4.11, 1.1.5.1, 1.1.5.9, 1.1.6.8, 1.1.7.3.1, 1.1.8.2.5, 1.1.9.2.1, 1.1.10.2, 1.1.10.7, 1.1.11.8, 1.1.12.2, 1.1.12.7 of the Disclosure Documents are complete and accurate in all material respects.
2.5	Other than the shareholdings of the Company and the other Group Companies in the Subsidiaries, no Group Company has any interest in the share capital or other securities of any other body corporate.
3	Register of members The register of members of each Group Company contains an accurate record of its members at the date of this Agreement.
4	Insolvency
4.1	At no time during the three year period immediately preceding the date of this Agreement has any Group Company:
(a) become unable to pay its debts or otherwise insolvent;
(b) entered into any arrangement or composition for the benefit of its creditors or any of them nor has it (or its agent or nominee) convened a meeting of its creditors;
(c) entered into any arrangement, scheme, compromise, moratorium or composition with any of its creditors (whether under Part 1 of the Insolvency Act 1986 or otherwise);
(d) made an application to the court under section 425 Companies Act 1985 or Part 26 Companies Act 2006 or resolved to make such an application;

	(e)	presented a petition for winding up nor has a petition for winding up been presented against it which has not been withdrawn within 14 days, nor has a winding up order been made against it or a provisional liquidator appointed;
	(f)	been the subject of a resolution for voluntary winding up (other than a voluntary winding up while solvent for the purposes of an amalgamation or reconstruction as set out in the Disclosure Letter or Disclosure Documents) nor has a meeting of its shareholders been called to consider a resolution for winding up;
	(g)	had an administrative receiver or receiver appointed in respect of all or any of its assets; or
	(h)	had a written demand for the payment of sums due served upon it in accordance with section 123(1)(a) Insolvency Act 1986 which has not been settled or withdrawn.
4.2	No Group Company is:
	(a)	the subject of an interim order under Schedule 1B Insolvency Act 1986 nor has it made an application to court for such an order;
	(b)	the subject of an administration order, nor has a resolution been passed by its Directors or shareholders for the presentation of a petition for such an order nor has a petition for such an order been presented or come into force; or
	(c)	subject to a resolution passed by its Directors or shareholders for notice of appointment or an administrator to be filed with the court, nor has a notice of appointment or an administrator been filed with the court by the holder of a floating charge or by the Company or its Directors.
5	Books and records

So far as the Warrantors are aware, the statutory books (including registers, but excluding the minute books and, for the avoidance of doubt, all accounting records) of each Group Company are complete and accurate and up to date and maintained and retained in accordance with Applicable Laws, in each case in all material respects. All such documents and records are in the possession or under the direct control, and subject to the unrestricted access, of the Group. No Group Company has received any notice of any application or intended application for rectification of any of its registers.

6	Commissions No person is entitled to receive from any of the Group Companies any finder's fee, brokerage or other commission in connection with the sale and purchase of the Shares.
7	The Accounts
7.1	The Accounts have been prepared in accordance with and comply with Accounts Standards at the Accounts Date, give a true and fair view of the state of affairs of the Group Companies at the Accounts Date and the profits and losses for the periods covered by the Accounts and (save as the Accounts expressly disclose) are not affected by any event or circumstance outside the ordinary course of business or by any other factor rendering them unusually high or low and have not, in relation to the statement of income, been affected by any unusual or non recurring item.
7.2	Except as noted in the Accounts, the Accounts have been prepared applying accounting policies consistent with the accounting policies applied by the Company in preparing its audited consolidated accounts in the preceding Financial Year.

8	The Management Accounts The Management Accounts:
(a) have been prepared on a basis consistent with that upon which the management accounts of the Group Companies for the preceding 12 months were prepared; and
(b) reasonably reflect the financial affairs of the Group Companies at the date to which they have been prepared and its results for the period covered by the Management Accounts and are not misleading and (save as the Management Accounts expressly disclose) are not affected by any event or circumstance outside the ordinary course of business or by any other factor rendering them unusually high or low and have not, in relation to the statement of income, been affected by any unusual or non recurring item.
9	Position since the Accounts Date So far as the Warrantors are aware, since the Accounts Date:
(a)	each Group Company has carried on its business in all material respects in the ordinary course and so as to maintain the business as a going concern;
(b)	no Key Customer or Key Supplier of the Group has ceased to deal or has substantially reduced its trade with the Group by an amount equal to or greater than 5 per cent. or more of the turnover of the Group as shown in the Accounts;
(c)	no Group Company has disposed of or acquired, or agreed to dispose of or acquire, any material asset or interest in any other material asset (excluding trading stock);
(d)	no Group Company has entered into, or agreed to enter into, any capital commitments exceeding £100,000;
(e)	no dividend or distribution of profits or assets has been paid, declared or would be treated as having been paid or made by any Group Company;
(f)	no resolution of the shareholders of the Company or of the Investor Loan Notes or the Management Loan Notes has been passed other than any resolution relating to ordinary business at annual general meetings;
(g)	no Group Company has allotted or issued or agreed to allot or issue any share capital;
(h)	no Group Company has redeemed or purchased or agreed to redeem or purchase any of its share capital;
(i)	there has been no event, change or occurrence which, individually or together with any other event, change or occurrence, has, or would have, or could reasonably be expected to have, a material adverse effect on or cause a material adverse change to the financial or trading position of the Group taken as a whole;
(j)	no debtor has been released by any Group Company on terms that he pays less than the book value of any debt in excess of £15,000 (subject to settlement discounts on the usual terms which have been disclosed to the Buyer) and no such debt has been written off or has proved to be irrecoverable to any extent;
(k)	the same estimation techniques and accounting policies as those used to prepare the Accounts have continued to be used by the Group and the Company without alteration; and
(l)	no Key Employee of any Group Company has given or been given notice of termination of his/her contract of employment or appointment to office.

10	Bank accounts The Disclosure Documents include the account details of all current, deposit and foreign currency accounts of each Group Company.
11	Facilities
11.1	No Group Company has outstanding any indebtedness for or in respect of:
	(a)	moneys borrowed and debit balances at banks or other financial institutions;
	(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
	(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
	(d)	the amount of any liability in respect of any lease or hire purchase contract which would (in accordance with the Accounting Standards) be treated as a finance or capital lease;
	(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
	(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);
	(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability;
	(h)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing; and
	(i)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (h) above.
11.2	No Group Company has subsisting over the whole or any part of its present or future revenues or assets any Encumbrance.
11.3	No Financial Obligation of any Group Company has become or is now due and payable, or capable of being declared due and payable, before its normal or originally stated maturity and no demand or other notice requiring the payment or repayment of money before its normal or originally stated maturity has been received by any Group Company.
11.4	So far as the Warrantor are aware, no event or circumstance has occurred or is reasonably likely to occur with the giving of notice or lapse of time, determination of materiality or satisfaction of any other condition, which does or is reasonably likely to result in any Financial Obligation becoming due and payable before its normal or originally stated maturity or which otherwise alters the right of any Group Company to draw money or exercise its rights under an agreement relating to a such Financial Obligation.
11.5	No Group Company has issued any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness.

11.6	The Group has not entered into nor is it negotiating to enter into any currency and/or interest rate swap agreement, asset swap, future rate or forward rate agreement, interest cap, collar and/or floor agreement or other currency exchange or interest rate protection transaction.
11.7	The Group has not engaged in any way in off balance sheet financing or any financing of a type which would not require to be shown or reflected in the Accounts, had such arrangements been entered into on or before the Accounts Date.
12	Licences and consents
12.1	So far as the Warrantors are aware, no Group Company has received any notice in the Lookback Period, alleging that any material licence, authorisation or consent necessary to own and operate its assets and/or carry on its Business have not been maintained and complied with. So far as the Warrantors are aware, there any no circumstances currently in existence which will be expected to result in any such notice being received.
13	Litigation, offences and compliance with statutes
13.1	None of the Group Companies is at present engaged in any legal action or proceedings (whether civil or criminal), arbitration or mediation (whether formal or informal), which has or is reasonably likely to result in a liability of any Group Company in excess of £50,000.
13.2	So far as the Warrantors are aware, no matters of the type described in paragraph 13.1 are pending or threatened against any Group Company.
13.3	There are no unfulfilled or unsatisfied judgments or court orders outstanding against any Group Company.
13.4	No distress, distraint, charging order, garnishee order, execution or other process which a court may use to enforce payment of a debt has been levied in respect of any asset of any Group Company.
13.5	So far as the Warrantors are aware, the Company and any other Group Company and any of their officers or Employees have not done or omitted to do anything which is a contravention of any Applicable Laws and has not as by any act or omission committed any criminal or unlawful act, any breach of trust, any breach of contract or statutory duty or any tortious act, in each case, giving rise to any material fine, penalty or other liability or sanction on the part of the Company or any other Group Company in the United Kingdom or any foreign jurisdiction in which the Business is carried on.
13.6	No governmental or official investigation or inquiry concerning any Group Company is in progress or so far as the Warrantors are aware, threatened and, so far as the Warrantors are aware, there are no circumstances which are reasonably likely to give rise to any such investigation or inquiry.

Anti-corruption

13.7	So far as the Warrantors are aware, no Group Company has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010.
13.8	So far as the Warrantors are aware, no Associated Person of any Group Company (as defined in section 8(1) Bribery Act 2010) has bribed another person (within the meaning given in section 7(3) Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for any Group Company.
13.9	So far as the Warrantors are aware, the Group has in place adequate procedures in line with the guidance published by the Secretary of State under section 9 Bribery Act 2010 designed to prevent the Company and its Associated Persons from engaging in the conduct referred to in paragraphs 9.7 and 9.8.

14	Commercial Arrangements
14.1	Included in the Disclosure Documents are complete and accurate copies of
(a) Each of the Key Contracts;
(b) any contract to which any Group Company is a party of guarantee, indemnity or suretyship or any contract to secure any obligation of any person, in each case outside the ordinary course of business;
(c) any joint venture, consortium or partnership agreement or arrangement to which any Group Company is a party;
(d) any sale or purchase option or similar agreement or arrangement affecting any assets owned or used by any Group Company or by which it is bound, in each case outside the ordinary course of business;
(e)	any liability, obligation or commitment of any kind (other than those listed in 14.1(a) to 14.1(d) above) on the part of any Group Company (including a capital commitment) which:

(i) has not been incurred in the ordinary course of business; and

(ii) is, or is reasonably likely to be, of major significance to the Group; and

(f) any agreement or arrangement pursuant to any Applicable Laws in any jurisdiction in which the Business is carried on relating to commercial agents.
14.2	So far as the Warrantors are aware, each Key Contract is in full force and effect and no Group Company is in material breach of a Key Contract which would entitle a Key Customer or Key Supplier to terminate the Key Contract and, so far as the Warrantors are aware, no notice has been received by the Company terminating or threatening termination of a Key Contract.
14.3	No Group Company is a party to any long-term contracts or arrangements of a duration of five years or more.
14.4	There is no agreement or arrangement between a Group Company and any other person which will or is reasonably likely to be terminated as a result of this Agreement or which will be materially affected by it or which includes any provision with respect to a change in the control of management or shareholders of any Group Company.
14.5	So far as the Warrantors are aware, no party with whom any Group Company has entered into any contract is in material default under such contract and so far as the Warrantors are aware, there are no circumstances reasonably likely to give rise to such a default.
15	Competition

So far as the Warrantors are aware, the Company has not done anything and is not party to any agreement or course of conduct which contravenes, requires notification or is the subject of any investigation under the Enterprise Act 2002, Fair Trading Act 1973, the EC Treaty, the Competition Act 1980 or the Competition Act 1998.

16	Insider contracts No Group Company is a party to any agreement with an Affiliate which is not on arm's length terms or otherwise entered into in the ordinary course of business.
17	Assets
17.1 The assets and rights owned by or licensed to each Group Company are the absolute property of such Group Company free from any mortgage, charge, lien, bill of sale or other Encumbrance, and together with assets held under any finance lease, hire purchase and rental or credit sale agreements (as specifically disclosed in the Accounts) comprise all material assets and rights necessary for the continuation of the business of that Group Company as carried on at the date of this Agreement.
18	Insurance
18.1	So far as the Warrantors are aware, the Group has, and at all material times has had insurance cover in respect of their businesses and assets:
(a) against all risks (including product liability and loss of profits for a period of at least six months) which ought prudently to be insured against by the Group; and
(b) for the full replacement value of their assets and for such amount in respect of their businesses.
18.2	All current material insurance policies ("Policies") maintained by each Group Company have been included in the Disclosure Documents.
18.3	All premiums due and payable on the subsisting Policies of each Group Company have been duly paid.
18.4	No Group Company has been notified in writing that it has done or omitted to do anything the doing or omission of which would result in any material liability under the Policies being void or invalid.
18.5	Details of current outstanding claims by any Group Company under the Policies are disclosed in the Disclosure Documents.
19	The Properties
19.1	No Group Company owns occupies or has any interest in any land or building other than the Properties, and no Group Company has entered into any legally binding agreement for the purchase of any such interest.
19.2	The Group occupies the whole of each of the Properties for the purpose of conducting the Business and the Properties are free from any leases or tenancy.
19.3	A member of the Group is the sole legal and beneficial owner of the leasehold interest in each Property and has a good title to it.
19.4	A member of the Group has in its possession or under its control all original title deeds, leases, licences, concession agreements and other documents relating to each of the Properties and the Concessions necessary to prove title of the relevant Group Company.
19.5	The information contained in Schedule 4 as to principal terms of the lease held by the relevant Group Company is true and accurate in all respects.
19.6	There are no mortgages or charges affecting any of the Properties or the proceeds of sale thereof.
19.7	No Group Company by its use or occupation of any Property contravenes any material requirement or restriction having the force of law and has complied in all material respects with all covenants, conditions, restrictions, limitations and other matters binding on it.
19.8	So far as the Warrantors are aware, the existing use of each of the Properties is a lawful use under Planning Law and there are no proposals for the compulsory acquisition of the whole or any part of the Properties.
19.9	The rent referred to in Schedule 4 is the current rent payable under the relevant lease and there are no rent reviews pending or currently under negotiation.

19.10	In respect of each of the Concessions:
(a) the material terms of the Concessions are set out in Disclosure Document 6.3.17 and are true and accurate in all material respects;
(b) there is no current dispute with the owner of the relevant store;
(c) there are no change of control provisions which would entitle the store owner to terminate the concession agreement on the sale of the Shares to the Buyer save where particulars of the transaction have been disclosed to the store owner and the store owner has issued its consent to the change of control;
(d) so far as the Warrantors are aware, there is no intention on the part of the store owner to terminate the Concession or to relocate the concession area within the relevant store.
19.11	No Group Company has received written notice of any alleged material breach of any covenant, obligation, restrictions or conditions affecting each of the Properties or the Company as owner lessee or licensee of any of the relevant Properties.
19.12	So far as the Warrantors are aware, no notice, order, action or proceedings affecting any of the Properties has been served or commenced or adversely affects the Properties and there are no material disputes concerning any of the Properties with any person.
19.13	So far as the Warrantors are aware, there is no actual or contingent liability on the part of the Company arising directly or indirectly out of any lease, agreement for lease, conveyance or licence or other deed including any actual or contingent liability arising directly or indirectly out of:
(a) any estate or interest previously held by the Company as an original lessee or underlessee; or
(b) any covenant made by the Company in favour of any lessor or any guarantee given by the Company relation to a lease or underlease.
19.14	There are no subsisting notices received by any Group Company to determine any lease of the Properties or the Concessions.
19.15	There are no outstanding capital payments due to the landlords of the Properties or third party retail store owners at which the Concessions are located and which are payable by any Group Company.
19.16	The information contained in Disclosure Document 12.4 is true and accurate in all material respects.
20	Environmental Licences

Each Group Company has obtained all material Environmental Licences that it is required to obtain under Environmental Law and, so far as the Warrantors are aware, no Group Company has received written notice that any such licences are not in full force and effect.

21	Environmental Laws and proceedings

So far as the Warrantors are aware, no written notice has been served on any Group Company by any authority maintaining compliance with Environmental Law alleging a material breach of or material liability under Environmental Law that has not been withdrawn, resolved or complied with prior to the date of this Agreement.

22	Employees and terms of employment
22.1	The Disclosure Documents include all material facts and matters relating to the employment or termination of employment of all persons who are employed by any Group Company, including, but not limited to the following:
(a) a list of all Employees together with their job titles, their respective salary, date of commencement of continuous service and notice period;
(b) copies of the Key Employees' service agreements, letters of appointment or contracts of employment;
(c) standard terms and conditions of employment applicable to all Employees;
(d) any entitlement of any employee conditional on a change in the control;
(e) any collective or other similar agreements; and
(f) any employment, benefits or insurance policies relating to the employees.
22.2	No Group Company has any legal obligation to make any payment to any Employees on redundancy in excess of the statutory redundancy payment.
23	Details of Consultants and Contractors

The Disclosure Documents include details of all agreements and arrangements for the provision directly or indirectly to any Group Company in return for remuneration, of the services of any consultant, contractor, or other individual(s) other than an employee of that Group Company.

24	Profit sharing and share option schemes

The Disclosure Documents include a list of all share incentive, share option, profit sharing or other incentive or benefit schemes under which share benefits may be provided, in respect of any Employee or former employee of any Group Company now in force and there are no other such schemes.

25	Notice periods
25.1	All contracts of service or services with Directors, Employees or Consultants can be terminated by 3 months' notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal or other statutory right, if applicable).
25.2	No Key Employee has given or been given notice of termination of his/her contract of employment or appointment to office.
26	Payments due
26.1	There are no outstanding loans between any Group Company and an Employee (other than loans not exceeding £5,000 relating to travel arrangements).
26.2	No general remuneration review or negotiations for a general increase in the remuneration or benefits of Employees are current or due to take place within the next three months.
26.3	No general assurances or undertakings have been given to the Employees as to the continuation, introduction, increase or improvement of any terms and conditions, remuneration, benefits or other bonus or incentive scheme of a material nature.
27	Employee claims and proceedings
27.1	As at the date of this Agreement, there is no outstanding claim or legal proceeding made by any Employee or former employee against any Group Company that has been notified to such Group

Company in an amount exceeding £20,000 and no Group Company has received written notice of any such claim or legal proceeding.
27.2	No Group Company recognises a trade union nor does it have any works or supervisory council or other collective body representing any or all of the Employees.
27.3	So far as the Warrantors are aware, no body has, within the last 3 years, claimed or sought or indicated that it proposes to claim or seek recognition for the purposes of collective bargaining, or has been derecognised by any Group Company.
28	Acquired Rights Directive
28.1	Within the last 2 years there has not been any disposals or acquisitions of a business or undertaking or part thereof by any Group Company to which the Transfer of Undertakings (Protection of Employment) Regulations 2006, or any local equivalent legislation, applied.
29	Compliance
29.1	So far as the Warrantors are aware, each Group Company has, in relation to each of its Employees and each of its former employees whose employment has ceased within the last 6 months:
(a)	complied with its obligations under all legislation, regulations and codes of practice (whether applicable in England or in any other relevant jurisdiction in which the Business is carried on) relevant to its relations with:

(i) any Employee and any such former employee ;

(ii) any recognised trade union, staff association, European Works Council or other Works Council, employee representatives or other body representing or seeking to represent any employee or any such former employee;

and with all orders and awards made under such legislation and with all collective and other agreements from time to time in force relating to such relations or the terms and conditions of employment of any employee or any such former employee;

(b) conducted adequate immigration checks and maintained adequate and suitable records regarding the employment history of each employee, and any such former employee; and
(c) discharged fully its obligations to pay all salaries, wages, commissions, bonuses, overtime pay, holiday pay , sick pay, insurance premiums, accrued entitlement under incentive schemes, tax (including PAYE and other withholding tax where appropriate), national insurance contributions or other social security deductions or credits, and other benefits of or connected with employment up to the date of this Agreement.
30	Pensions
30.1	Save for the Pension Schemes, there is not in operation as at the date of this Agreement any agreement or arrangement (whether legally or not enforceable and whether or not approved under Chapter I Income and Corporation Taxes Act 1988) for the payment by any Group Company of, or payment by any Group Company of a contribution towards, a pension, allowance, lump sum or other similar benefit on retirement, death, termination of employment (whether voluntary or not) for the benefit of a Pensionable Employee or a Pensionable Employee's dependants.
30.2	Other than where already fully discharged, no liability has been or could be imposed on any Group Company under section 144 of the Pension Schemes Act 1993 or sections 75 or 75A of the Pensions Act 1995 as a debt due to any UK occupational pension scheme.

31	Intellectual Property and Information Technology
31.1	So far as the Warrantors are aware, all Intellectual Property which is material to the business of the Group is (or, where appropriate in the case of pending applications, is anticipated to be) owned by, or licensed to, a Group Company.
31.2	Details of all registered Intellectual Property owned by the Group are set out in the Disclosure Documents.
31.3	So far as the Warrantors are aware, no Group Company has received any written notice in the 12 months prior to the date of this Agreement alleging that the principal processes employed and the principal products and services dealt in by that Group Company infringe the Intellectual Property of any third party.
31.4	So far as the Warrantors are aware, no third party is infringing, in any material respect, any Intellectual Property owned by the Group which is material to the Business.
31.5	Complete and accurate details of all information technology used in connection with the Business and all material agreements entered into by the Group Companies relating to such information technology are disclosed in the Disclosure Documents.
31.6	All information technology used in connection with the Business is:
(a) legally and beneficially owned by the Group or, in relation to software, owned by or licensed to the Group;
(b) in the exclusive possession and control of the Group; and
(c) free from any Encumbrance, and are not the subject of any agreement for lease, hire, hire purchase, sale similar arrangement.
31.7	Each Group Company holds all the rights necessary to use the information technology used in connection with the Business in the manner in which they are used by that Group Company.
32	Data Protection and Privacy

So far as the Warrantors are aware, the Group has not received any written notice from any party of non-compliance and has in place all necessary notifications to comply in all material respects with the Data Protection Act 1998.

33	Payment of Taxation and Tax Returns
33.1	So far as the Warrantors are aware, each Group Company has duly paid all Taxation which it was liable to pay to the appropriate Taxing Authority and each Group Company is not and has not been in the last three years liable to pay any material penalty, interest, supplement, fine, default surcharge or other similar payment in connection with any Taxation.
33.2	So far as the Warrantors are aware, in the last three years each Group Company has made, given or delivered all returns, notices, accounts and computations which it was liable to make for the purposes of Taxation and all such returns, notices, accounts and computations are true and accurate in all material respects and have been made on a consistent basis in accordance with the Accounts Standards.
33.3	So far as the Warrantors are aware, there is no outstanding dispute or question with any Taxing Authority and no Group Company has been notified that it is the subject of any review, audit or investigation by any Taxing Authority and there is no fact or circumstance which might give rise to any such dispute, audit, review, investigation or question.
33.4	So far as the Warrantors are aware, in the last three years each Group Company has complied with all Taxation reporting requirements in all material respects and proper Taxation records have been maintained, relating to all payments and benefits made or provided, or treated as made or provided, to the Directors, Employees or officers or former directors, employees or officers.
34	Tax Clearances

So far as the Warrantors are aware, any clearances and consents that have been applied for in the last three years by or on behalf of each Group Company from any Taxing Authority have been obtained and were obtained after full and accurate disclosure of all material facts and considerations and, so far as the Warrantors are aware, nothing has arisen since any such clearance or consent was obtained which would bring into question its validity.

35	Payments under Deduction of Taxation
35.1	So far as the Warrantors are aware, in the last three years each Group Company has deducted or withheld all Taxation required to be deducted or withheld from any payments made by the relevant Group Company and, so far as the Warrantors are aware, the relevant Group Company has duly complied with any obligation to account for any such Taxation deducted or withheld to the appropriate Taxing Authority insofar as the time for so accounting has fallen due.
35.2	The Withholding Tax Amount is a reasonable estimate of the withholding tax and any penalty which KG Bidco Limited would be required to pay to HMRC if HMRC made a determination that UK tax should have been withheld on payments of interest it makes or has made to Carta Capital under the Investor Loan Notes.
36	Residence Each Group Company:
(a) is and always has been resident in its country of incorporation, and is not and never has been resident for any Taxation purpose in any other country; and
(b) has no permanent establishment (as defined in any relevant double taxation convention), branch or agency or place of business outside its country of incorporation.
37	Payments equivalent to Taxation

No Group Company has entered into any indemnity, guarantee or covenant under which any Group Company has agreed or can be procured to meet or pay a sum equivalent to or by reference to another person's liability to Taxation.

38	VAT
38.1	Each Group Company is registered for the purposes of VAT.
38.2	So far as the Warrantors are aware, each Group Company has within the last three years complied in all material respects with all statutory provisions, regulations and notices relating to VAT and has duly and punctually accounted for and/or paid to the relevant Taxing Authorities all amounts of VAT which it ought to have so accounted for and/or paid.
38.3	No Group Company has within the last three years been required by any Taxing Authority to give security or, so far as the Warrantors are aware, been in default in respect of any period for the purposes of section 59 or 59A VATA.
39	Stamp taxes
39.1	So far as the Warrantors are aware, no Group Company has any outstanding liability to stamp duty reserve tax.
39.2	So far as the Warrantors are aware, all documents to which a Group Company is a party and which either relate to or are necessary to prove the title of a Group Company to any asset owned or possessed by it or which a Group Company may need to enforce or produce in evidence in the courts or tribunals of the United Kingdom have been duly stamped.
39.3	So far as the Warrantors are aware, each Group Company has paid all stamp duty land tax which it is liable to pay and has made all land transaction returns it is obliged to make within 30 days of the effective date of the transaction.

SCHEDULE 6

Buyer Warranties

1	Organisation and standing
1.1	The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.
1.2	No order has been made and no resolution has been passed for the winding up of the Buyer or for a liquidator or administrator to be appointed in respect of it and no petition has been presented and no meeting has been convened for the purposes of winding up the Buyer in any way.
2	Authority

The Buyer has the requisite capacity and authority to enter into and perform its obligations under this Agreement and when executed this Agreement will constitute a binding obligation on the Buyer. No consent, approval, authorisation or order of any court or government or local agency or body or other person is required by them for the execution or implementation of this Agreement and compliance with its terms.

3	Breaches of warranty The Buyer is not aware of any fact, matter or circumstance which will or is reasonably likely to result in a Warranty Claim.
4	Available funds

The Buyer shall, at Completion, have immediately available and on an unconditional basis (subject only to Completion) the necessary cash resources to meet its obligations under this Agreement and the other documents referred to herein.

SCHEDULE 7

Limitations on Liability

1	Scope
1.1	The parties agree that the provisions of this Schedule 7 shall operate to limit the liability of the Sellers in respect of any Claims.
1.2	The Buyer shall not be entitled to bring a Claim for any indirect or consequential loss.
1.3	The Sellers shall only be liable in respect of a Claim if and to the extent that such Claim:
(a) has been resolved by written agreement between the relevant Sellers and the Buyer; or
(b) is the subject of an order as to both liability and quantum made by a court or tribunal of competent jurisdiction or arbitration where either no right of appeal lies or the parties are debarred (whether by the passage of time or otherwise) from exercising such a right.
1.4	Nothing in this Schedule shall have the effect of excluding, limiting or restricting any liability of a Seller in respect of a Claim arising as a result of fraud by that Seller.
2	Cap on liability
2.1	Subject to paragraphs 1.4 and 2.2, the total aggregate liability of each Seller in respect of a Claim shall be the amount of the Consideration set out against that Seller's name:
(a) in column 8 of the table in Part 1 of Schedule 1 in the case of each Seller other than Graphite, Carta Capital and Harrods; and
(b) in column 8 of the table in Part 2 of Schedule 1 in the case of Graphite, Carta Capital and Harrods.
2.2	The total aggregate liability of each Warrantor for all Business Warranty Claims shall be limited to the amount set out opposite his name in column (2) below. For the purposes of these limits, excluding any amounts payable under clause 5 or clause 11, the liability of the Warrantors shall be deemed to include the amount of all costs, expenses and other liabilities (together with any irrecoverable VAT thereon) payable by the Warrantors in connection with the satisfaction, settlement or determination of any such Business Warranty Claim.
(1) Warrantor	(2) Total Aggregate Maximum Liability subject to paragraph 2.4 (£)	(3) Agreed Proportion (%)
Dale Christilaw	1,364,250	17.71
Neil Clifford	3,080,536	40.02
Rebecca Farrar-Hockley	1,462,492	19.00
Andrew Lee	310,717	4.04
Neil McCausland	815,791	10.60
Sally McClymont	664,480	8.63
Total	7,698,266	100.00
2.3	Subject to paragraphs 1.4 and 2.2, the liability of each Warrantor (other than Neil McCausland and Sally McClymont) for each individual Business Warranty Claim shall be satisfied solely by way of cancellation of Consideration Loan Notes, and/or set off against monies due in respect of the Consideration Loan Notes, held by those Warrantors pursuant to Schedule 9.
2.4	Any liability of the Warrantors, save for Neil McCausland and Sally McClymont, in respect of any Business Warranty Claim shall be satisfied solely by way of set off against the Consideration Loan Notes pursuant to Schedule 9.
3	Time limits for making Warranty Claims
3.1	No Warranty Claim may be made against the Sellers unless notice (complying with the provisions of paragraph 3.2) of such Warranty Claim is served on the Sellers in writing as soon as practicable, and in any event within 30 days, of the Buyer becoming aware of the circumstances giving rise to the Warranty Claim and, in any event within 18 months after Completion and provided that, subject to paragraphs 4 (Right to remedy), 5 (Contingent liabilities), 11 (Conduct of Business Warranty Claims) and 12 (Insurance policies), the liability of the Sellers shall cease absolutely unless within six months after service of such notice legal proceedings in respect of such Warranty Claim have been properly issued (but not necessarily served) against such Sellers as the Claim may be brought against.
3.2	A notice of a Warranty Claim shall specify to the extent practicable and in reasonable detail the specific matter in respect of which the Warranty Claim is made (to the extent practicable) and the Buyer's estimate of the amount claimed.
4	Right to remedy

The Sellers shall not be liable for any Warranty Claim if the alleged breach which is the subject of that Warranty Claim is capable of remedy and is remedied to the reasonable satisfaction of the Buyer by the relevant Sellers within 60 days of the date on which the notice in paragraph 3 is received by the Sellers. The Buyer agrees to use all reasonable endeavours to assist and to procure the assistance of the Company in remedying such breach at the reasonable cost of the Sellers.

5	Contingent liabilities

Where a liability is contingent or otherwise not capable of being quantified, the applicable period referred to in paragraph 3 shall not commence until such contingent liability becomes an actual liability or the liability is capable of being quantified provided that (a) notice of any Warranty Claim in respect of a contingent liability has been served within the relevant time period set out in paragraph 3.1; and (b) legal proceedings in respect of a Warranty Claim are brought in any event within three years from Completion failing which the Sellers shall cease to have any liability.

6	Threshold and de minimis
6.1	The Warrantors shall not be liable in respect of any Business Warranty Claim unless the aggregate liability for all Business Warranty Claims exceeds £2,000,000, in which case the Warrantors shall be liable for the full amount of all Business Warranty Claims and not just the excess.
6.2	In calculating liability for Business Warranty Claims for the purposes of paragraph 6.1, any Business Warranty Claim which is less than £75,000 (excluding interest, costs and expenses) shall be disregarded.
6.3	For the purposes of paragraphs 6.1 and 6.2, where a Business Warranty Claim relates to more than one event, circumstance, act or omission which event, circumstance, act or omission would separately give rise to a Business Warranty Claim, such claim shall be treated as a separate Business Warranty Claim in respect of each such event, circumstance, act or omission.

7	Changes in legislation
7.1	The Warrantors shall not be liable in respect of a Business Warranty Claim if such Business Warranty Claim would not have arisen but for, or is increased directly or indirectly as a result of:
	(a)	the passing of, or a change in, a law, applicable rule or regulation, interpretation by the courts of the law or administrative practice of a government, governmental department, agency or regulatory body in any case occurring on or after the date of this Agreement; or
	(b)	an increase in the Taxation rates or an imposition of Taxation in each case not actually or prospectively in force at the date of this Agreement; or
	(c)	the change by statute or by any regulatory or other body of any accounting policy or a change in the application of any accounting policy or estimation technique in the preparation of financial statements by the Buyer or any member of the Buyer's Group.
8	Acts of the Buyer

The Warrantors shall not be liable in respect of a Business Warranty Claim if the entirety of such Business Warranty Claim is, and shall not be liable for any amount in respect of a Business Warranty Claim is increased if such increase in a Business Warranty Claim is, directly or indirectly as a result of:

	(a)	any act, omission, transaction, or arrangement carried out at the request of or with the written approval of the Buyer's Group;
	(b)	any act, omission, transaction or arrangement carried out by or on behalf of the Buyer or on behalf of a member of the Buyer's Group or by or on behalf of persons deriving title from the Buyer or a member of the Buyer's Group or any employee, officer or director of the Buyer's Group on or after Completion; or
	(c)	admission of liability made by or on behalf of the Buyer or by or on behalf of any member of the Buyer's Group or by or on behalf of or any employee, officer or director of the Buyer's Group or by or on behalf of persons deriving title from the Buyer or a member of the Buyer's Group on or after Completion, save to the extent that such admission of liability is made at the express request of or with the written consent of the Warrantors;
	(d)	any breach by the Buyer of any of its obligations under this Agreement or any obligations entered into pursuant thereto; or
	(e)	any reorganisation or change in ownership of any member of the Buyer's Group on or after Completion.
9	Mitigation

The Buyer shall procure that, and shall procure in respect each of member of the Buyer's Group that, all reasonable steps are taken by it and each member of the Buyer's Group and all reasonable assistance is given by it and each member of the Buyer's Group as may be required by any general obligation at law to avoid or mitigate any loss or liability (without prejudice to any similar obligation existing at law generally or any other specific term of this Agreement) which might give rise to any Business Warranty Claim.

10	Recovery from another person
10.1	If the Buyer, any member of the Buyer's Group or any Group Company is or becomes, at any time after Completion, entitled or is reasonably likely to be entitled to recover from any person (other than a member of the Buyer's Group or a Group Company but including from any Taxing Authority or insurer) (a "Recovery Third Party") any sum in respect of any matter which gives rise to a

Claim the Buyer shall take reasonable steps to enforce such recovery before making a Claim and if the Buyer recovers an amount from such Recovery Third Party, the amount of the Claim shall be reduced to the extent of the amount recovered (less any costs and expenses incurred by the Buyer and each Group Company in recovering the sum and any Taxation attributable to or suffered in respect of the sum recovered), or extinguished if such amount exceeds the amount of the Claim.
10.2	If the Sellers pay an amount in respect of a Claim and the Buyer, or any member of the Buyer's Group, subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a Recovery Third Party an amount which relates to the relevant Claim, the Buyer shall procure that the relevant member of the Buyer's Group shall pay to the Sellers (in the case of the Warrantors, in the Agreed Proportions) an amount equal to the amount so recovered from the Recovery Third Party (less any reasonable costs and expenses incurred in obtaining such recovery and any Taxation attributable to or suffered in respect of the sum recovered). If the amount so recovered exceeds the amount of the Claim satisfied by the Sellers the Buyer shall be entitled to retain the excess.
11	Conduct of Business Warranty Claims
11.1	If a member of the Buyer's Group becomes aware of any Business Warranty Claim, or any matter or circumstance or entitlement which might give rise to such a Business Warranty Claim or an entitlement to recover (whether by payment, discount, credit, relief or otherwise) by a Recovery Third Party (a "Third Party Claim") which relates to the subject matter of such a Business Warranty Claim:
(a) the Buyer shall as soon as soon as reasonably practicable, to the extent permitted by law, give written notice to and consult the Warrantors in respect of the Third Party Claim; and
(b)	the Buyer shall, and shall procure that each member of the Buyer's Group shall, ensure the following:

(i) at the written request of the Warrantors and at the cost of the Warrantors take such action or (at the Warrantors' option) permit the Warrantors to take such action as the Warrantors consider appropriate to avoid, dispute, resist, appeal, defend, compromise or settle the Third Party Claim (including, without limitation, make any counterclaims or other Business Warranty Claims against third parties) and any related adjudication or proceedings, and to conduct matters relating thereto including negotiations or appeals, subject to the Buyer and/or the relevant member of the Buyer's Group being indemnified for all reasonable costs and expenses;

(ii) provide to the Warrantors and their advisers reasonable access to premises and personnel and to relevant assets, documents and records within each member of the Buyer's Group power or control for the purposes of investigating the matter or entitlement which allegedly gives rise to the Third Party Claim;

(iii) preserve all documents, records, correspondence, accounts, electronically stored data and other information whatsoever relevant to a matter which may give rise to a Third Party Claim.

11.2	The applicable period referred to in paragraph 3 shall not commence in relation to a Third Party Claim until such Third Party Claim has been fully and finally compromised, settled or any related adjudication or proceedings have been fully and finally determined provided that (a) notice of any Warranty Claim in respect of such Third Party Claim has been served within the relevant time period set out in paragraph 3.1; and (b) legal proceedings in respect of a Warranty Claim are brought in any event within three years from Completion failing which the Warrantors shall cease to have any liability.
11.3	If a Warranty Claim is as a result of, or in connection with, a claim by or a liability to a Third Party or if, in respect of any Business Warranty Claim, a member of the Buyer's Group has any right of action, recovery, indemnity or contribution (whether by payment, discount, credit, relief or otherwise) from or against any Third Party (other than any Group Company), then the Buyer shall and shall procure that each member of the Buyer's Group shall, subject to the Buyer and/or the relevant member of the Buyer's Group being indemnified to the Buyer's reasonable satisfaction for all reasonable costs and expenses by the Warrantors:
(a) take all reasonable steps to enforce such recovery;
(b) make no admission of liability, compromise, dispose of or settle any such Warranty Claim without the written consent of the Warrantors; and
(c) allow the Warrantors at their own expense and in their absolute discretion to take such action, as described in paragraph 11.1(b), as the Warrantors deem necessary.
12	Insurance policies
12.1	If in respect of any matter which would give rise to a Claim, the Company and/or the Subsidiaries are entitled to make a claim in respect of that matter under any policy of insurance, then no such matter shall be the subject of a Claim unless and until the Buyer or, as the case may be, the relevant member of the Buyer's Group shall have made a claim against its insurers in respect of the relevant matter and used all reasonable endeavours to pursue such claim and such claim has been settled or rejected by such insurer. Any such insurance claim shall be dealt with in accordance with paragraph 10.1 and 10.2.
12.2	The applicable period referred to in paragraph 3 shall not commence until the relevant member of the Buyer's Group shall have made a claim against its insurers in respect of the relevant matter and such claim has been settled or rejected by such insurer provided that (a) notice of any Warranty Claim in respect of such insurance claim has been served within the relevant time period set out in paragraph 3.1; and (b) legal proceedings in respect of a Warranty Claim are brought in any event within three years from Completion failing which the Sellers shall cease to have any liability.
13	Taxation
13.1	No Business Warranty Claim which is in respect of Taxation may be made against a Warrantor to the extent that:
(a) it comprises Taxation payable on income, profits or gains earned, accrued or received in the ordinary course of business of the Group Companies since the Accounts Date;
(b) such Taxation arises from a transaction in the ordinary course of business of any of the Group Companies since the Accounts Date;
(c) such Taxation arises in respect of any income, profits or gains actually earned, accrued or received;
(d)	such Taxation would not have arisen but for, or has been increased directly or indirectly as a result of:

(i) a disclaimer, claim or election made or notice or consent given after Completion by a member of the Buyer's Group otherwise than at the request of the Warrantors or any Group Company; or

(ii) a failure or omission by any Group Company to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Completion the making or giving or doing of which was taken into account or assumed in computing the provision for Taxation (including the provision for deferred Taxation) in the Accounts except where such failure or omission was permitted by law;
	(e)	to the extent that it is in respect of Taxation and such Taxation arises from any change on or after Completion in the accounting or Taxation policy, practice or estimation technique of or affecting a member of the Buyer's Group including the method of submission of Taxation returns or any change in the date to which any accounts are prepared, introduced or having effect on or after Completion other than to comply with law or Accounts Standards;
	(f)	it is in respect of Taxation and such Taxation arises from any increase of rates of Taxation or imposition of new Taxation legislation or any change in applicable law or practice made or coming into effect after the date hereof or the withdrawal of any extra statutory concession currently granted by any Taxation Authority;
	(g)	it is in respect of Taxation and such Taxation is relieved or mitigated by any loss, relief, allowance, exemption, set off or credit in computing or against income, profits, gains or Taxation in each case arising on or prior to the Accounts Date;
	(h)	it is in respect of Taxation and such Taxation was discharged (whether by payment or by the utilisation of any relief, allowance or credit in respect of Taxation) prior to Completion;
	(i)	it is in respect of Taxation and such Taxation is on or in respect of prepayments received in the ordinary course of business;
	(j)	it is in respect of VAT which has been charged by any Group Company for a supply relating to a period before Completion in respect of which a tax invoice has been issued but which has not yet been accounted for to HM Revenue Customs;
	(k)	it is in respect of Taxation and such Taxation arises or is increased as a result of any instalments of corporation tax paid before Completion being too small due to an act, omission, transaction or arrangement after Completion; or
	(l)	it arises as a result of unutilised reliefs, allowances or credits (if any) of any Group Company as at or arising before Completion proving to be unavailable or otherwise incapable of being utilised in reducing the income, profits or gains of the relevant Group Company earned, accrued or received on or after Completion or the Taxation liabilities of the relevant Group Company in respect of any period after Completion.
13.2	In calculating the liability of a Warrantor for any Business Warranty Claim, there shall be taken into account the amount by which any Taxation for which any member of the Buyer's Group is now or in the future accountable or liable to pay is reduced or extinguished as a result of the matter giving rise to such liability and any repayment of Taxation which would not have arisen but for the matter giving rise to such liability.
14	Allowance, provision or reserve in the Accounts and/or Management Accounts
14.1	No matter shall be subject to a Claim to the extent that:
	(a)	allowance, provision or reserve in respect of such matter shall have been made in the Accounts or the Management Accounts; or
	(b)	such matter has been included in calculating creditors or deducted in calculating debtors in the Accounts or the Management Accounts or (in the case of creditors or debtors) is identified in the records of any of the Group Companies or shall have been otherwise taken account of or reflected in the Accounts or the Management Accounts, provided that the Buyer shall be entitled to bring a Claim for any amount by which a matter exceeds any amount covered by paragraphs (a) and (b) above.
14.2	If at any time after Completion and within the respective time periods referred to in paragraph 3 of this Schedule (or, in any case, at any time thereafter while any such Claim remains not determined):
(a) the amount of any allowance, provision, reserve or liability made or represented in the Accounts or the Management Accounts or otherwise taken account of or reflected in them is found to be in excess of the amount for which such allowance, provision, reserve or liability was made or represented, the amount of such excess (the "Excess Amount"); and
(b) the Sellers or the Warrantors (as the case may be) have already made any payment or payments in respect of a Business Warranty Claim prior to the date on which the Excess Amount is ascertained, the Buyer shall immediately refund the prior payments by the Warrantors which have not been previously refunded by the Buyer pursuant to this paragraph, up to the amount of the Excess Amount.
15	No double recovery The Buyer shall not be entitled to recover from the Sellers and/or the Warrantors more than once for the same damage suffered.
16	Disclaimer

The Sellers and the Warrantors expressly disclaim all liability and responsibility for any conclusion, opinion, forecast or evaluation contained within or derived or capable of being derived from any investigation carried out or made by or on behalf of any member of the Buyer's Group in the course of any due diligence or other enquiry prior to the Buyer entering into this Agreement or any other data, document, record or information disclosed by the Sellers or the Warrantors or any of their respective agents, directors, officers, employees or advisers, to any member of the Buyer's Group or to any person on behalf of any other member of the Buyer's Group.

17	Limitations to be enforceable against third parties

If any person other than the Buyer is entitled to bring any Claim against the Sellers or the Warrantors by virtue of the assignment of any benefit under the Agreement or otherwise, the Sellers and the Warrantors shall be entitled to rely on the provisions of this Schedule 7 as if such claimant were the Buyer. Provided also that any liability to such a claimant shall not exceed the liability that would have been due to the Buyer.

18	Effect

The provisions of this Schedule 7 apply notwithstanding any other provision of this Agreement and will not be discharged or cease to have effect as a result of Completion or of any matter or event, including any assignment or transfer pursuant to clause 13. This Agreement shall be actionable only by the Buyer and no other party shall be entitled to make any Claim or take any action whatsoever against the Sellers under or arising out of or in connection with this Agreement.

SCHEDULE 8

Permitted Leakage

1	All payments of remuneration, benefits in kind, directors' expenses and pension contributions made to or for the benefit of any Seller or Warrantor or any of its Affiliates as employees or directors of any Group Company provided that such payments are in the ordinary and usual course of trading, in accordance with the terms of their employment/service.
2	Salaries, bonuses, including those pursuant to the Bonus Letters, and expenses relating to Employees and Consultants (such payments having been disclosed to the Buyer).
3	The payment by the EBT Trustees to the beneficiaries under the EBT of the proceeds of the sale of the Shares held by the EBT.
4	Continued accrual of interest on the Loan Notes and pursuant to the Facilities Documents.
5	Monitoring fees at the rate of £80,000 per annum plus VAT, pro rated to the Completion Date, payable to Graphite.

SCHEDULE 9

Claim set-off against Consideration Loan Notes

Definitions
	Buyer's Estimate	the amount claimed by the Buyer in respect of a Claim
	Counsel	as defined in paragraph 7
	Counsel Approved Claim	as defined in paragraph 8(b)
	Counsel's Estimate	as defined in paragraph 10(a)
	Due Amount	the amount, if any, due to the Buyer on a Claim being Settled
	Notice of Claim	a notice of Claim specifying in reasonable detail the nature of the claim and the Buyer's Estimate
	Permitted Transferee	as defined in the Consideration Loan Note Instrument
	Redemption Amount	the aggregate amount payable to the Relevant Warrantors as at any Redemption Date in respect of each Relevant Warrantor's holding of Consideration Loan Notes in accordance with the terms of the Consideration Loan Note Instrument
	Redemption Date	the date on which the Consideration Loan Notes in question are (but for the operation of this Schedule 9 if applicable) due for redemption pursuant to the terms set out in the Consideration Loan Note Instrument
	Reference Notice	as defined in paragraph 7
	Relevant Warrantors	Dale Christilaw, Neil Clifford, Rebecca Farrar-Hockley and Andrew Lee
	Relevant Warrantors' Proportion	80.77 per cent.
	Settled	as defined in paragraph 6
	Settled Amount	as defined in paragraph 6
1	Subject to the provisions of this Schedule 9, if there is any Business Warranty Claim, the Buyer shall, to the extent that any such Claim is Settled, be obliged to satisfy the Claim, as against the Relevant Warrantors only, by cancelling, as a reduction to the Consideration, such amount of the Consideration Loan Notes which has not already been redeemed pursuant to the terms of the Consideration Loan Note Instrument, and any accrued interest thereon as is equal, in aggregate, to the Relevant Warrantors' Proportion of the Settled Amount.
2	The amount cancelled in relation to the Consideration Loan Notes pursuant to paragraph 1 shall be apportioned between the Relevant Warrantors in the agreed proportions set out against each Relevant Warrantor's name in column (3) of Schedule 7.
3	If the Buyer is unable to satisfy all or part of an amount claimed in respect of a Business Warranty Claim by way of cancellation of Consideration Loan Notes or payment from any Escrow Account (in each case strictly in accordance with this Schedule 9), it shall have no further recourse against the Relevant Warrantors whatsoever in respect of such Business Warranty Claims. To avoid doubt, in the event of any Redemption Loan Notes being redeemed in accordance with the terms of the Consideration Loan Note Instrument (as supplemented by this Schedule 9 if applicable) at any time, the Buyer shall no longer be able to satisfy any Business Warranty Claim by claiming from any Warrantor any amounts so redeemed.

4	The Buyer irrevocably undertakes to each of the Relevant Warrantors that it shall not amend, vary or otherwise alter in any way whatsoever the terms of the Consideration Loan Note Instrument, except with the consent of an extraordinary resolution of the noteholders pursuant to paragraph 10 of Schedule 3 to the Consideration Loan Note Instrument.
Unresolved Claims on the Redemption Date
5	If a Notice of Claim has been served prior to the Redemption Date which as at the Redemption Date remains unresolved, then the Buyer shall be entitled, subject to paragraphs 7 to 12 inclusive, to not redeem when otherwise due a principal amount of Consideration Loan Notes equal to the lesser of:
(a) the aggregate sum of the Relevant Warrantors' Proportion of the Buyer's Estimate of each amount claimed pursuant to any Notice(s) of Claim received by the Relevant Warrantors prior to the Redemption Date; and
(b) the aggregate principal amount of Consideration Loan Notes held by the Relevant Warrantor, and where such amount is less than the aggregate principal amount of Consideration Loan Notes held by the Relevant Warrantor, the Buyer shall on the Redemption Date redeem the remaining Consideration Loan Notes in excess of the amount to be retained in accordance with this paragraph 5 and shall pay the Redemption Amount in respect of such redeemed Consideration Loan Notes to the Relevant Warrantors in accordance with the terms of the Consideration Loan Note Instrument.

Settled Claims

6	A Claim shall be deemed "Settled" for the purposes of this Schedule 9 if:
(a) the Warrantors' Representative and the Buyer so agree in writing; or
(b) the Claim has been determined by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the Buyer or the Warrantors (as the case may be) are debarred by passage of time or otherwise from making an appeal, and a "Settled Amount" shall be the amount agreed or determined respectively in accordance with paragraph 6(a) and 6(b). Relevant Warrantors' right to refer Claim to Counsel
7	If one or more Notices of Claim have been served but are not Settled prior to the Redemption Date, the Relevant Warrantors may at any time after the Redemption Date serve written notice on the Buyer that they wish to refer any such Claim to Counsel (a "Reference Notice").

For the purpose of this Schedule 9, all references to "Counsel" shall be to a barrister of good standing and of not less than ten year's call jointly instructed by the Sellers' Solicitors and the Buyer's Solicitors or if not agreed within five Business Days, following the service on the Buyer of a Reference Notice, to be nominated by the President for the time being of the Law Society on the written request of either the Buyer or the Relevant Warrantors.

8	If a Reference Notice is served on the Buyer by the Relevant Warrantors in accordance with paragraph 7:
(a) Counsel shall be instructed to determine within 20 Business Days of his nomination:

(i) whether or not, in his opinion, the Claim has a reasonable prospect of being determined by a court or tribunal of competent jurisdiction or arbitration in favour of the Buyer and resulting in an amount of damages being payable, after having full regard to the provisions of clause 6 (warranties), Schedule 7 (limitations on liability) and the other provisions of this Agreement, by the Warrantors to the Buyer (such a Claim being a "Counsel Approved Claim"); and

(ii) in the event that a Claim is a Counsel Approved Claim, whether the Buyer's Estimate is, in his view, too high to constitute a reasonable estimate of damages payable if such Claim is successful; and

	(b)	the Buyer shall provide Counsel with all relevant information about such Claim (insofar as reasonably possible within the time period) in the possession of the Buyer or the Group Companies together with any other information in the possession of the Buyer or the Group Companies which Counsel may reasonably request for the purpose of making his determination.
9	If Counsel determines that the Claim is a Counsel Approved Claim and that the Buyer's Estimate is a reasonable estimate of the value of the Claim, then:
	(a)	an amount equal to the Relevant Warrantors' Proportion of the Buyer's Estimate shall not be redeemed by the Buyer, notwithstanding any obligation to redeem such Consideration Loan Notes pursuant to the Consideration Loan Note Instrument, and shall be dealt with in accordance with the provisions of this Schedule 9, as appropriate; and
	(b)	the fees and disbursements of the Sellers' Solicitors and of Counsel (together with VAT thereon) shall be paid by the Relevant Warrantors and the Buyer in such proportions as Counsel shall determine as being fair and reasonable in the circumstances having regard to Counsel's opinion of the merits of the case for each of the Buyer and the Relevant Warrantors.
10	If Counsel determines that the Claim is a Counsel Approved Claim, but that the Buyer's Estimate is too high, then:
	(a)	Counsel shall be instructed by the Sellers' Solicitors to estimate the amount that the Buyer would be expected to recover should the Counsel Approved Claim be determined in favour of the Buyer by a court or tribunal of competent jurisdiction or arbitration, with Counsel's estimate reflecting both the likely prospects of success of the Claim and its quantum ("Counsel's Estimate");
	(b)	an aggregate principal amount of Consideration Loan Notes held by the Relevant Warrantor equal to the Relevant Warrantors' Proportion of Counsel's Estimate shall not be redeemed by the Buyer, notwithstanding any obligation to redeem such Consideration Loan Notes pursuant to the Consideration Loan Note Instrument, and shall be dealt with in accordance with the provisions of this Schedule 9, as appropriate, and any further amounts outstanding to the Relevant Warrantors pursuant to the Consideration Loan Note Instrument shall be paid within two Business Days of Counsel's determination by the Buyer to the Relevant Warrantors; and
	(c)	the fees and disbursements of the Sellers' Solicitors and of Counsel (together with VAT thereon) shall be paid by the Relevant Warrantors and the Buyer in such proportions as Counsel shall determine as being fair and reasonable in the circumstances having regard to Counsel's opinion of the merits of the case for each of the Buyer and the Relevant Warrantors.
11	If Counsel determines that the Claim is not a Counsel Approved Claim, then:

	(a)	the Buyer shall promptly redeem all Consideration Loan Notes held by the Relevant Warrantors and pay all amounts in respect of which the Relevant Warrantors have served a notice of redemption on the Company pursuant to condition 3.3 of the Consideration Loan Note Instrument, without regard to any right of set-off in respect of such Claim whatsoever; and
	(b)	the Sellers' Solicitors fees and disbursements and Counsel's fees and disbursements (together with VAT thereon) shall be borne entirely by the Buyer.
12	Counsel shall act as an expert and not as an arbitrator and:
	(a)	his decision as to: (i) whether any Claim is a Counsel Approved Claim; and (ii) whether the Buyer's Estimate was reasonable; and
	(b)	Counsel's Estimate of the quantum of such a Claim,
shall in each case (in the absence of manifest error) be final and binding on the Relevant Warrantors and the Buyer.
13	To the extent that any proportion of the Consideration Loan Notes are not redeemed by the Buyer pursuant to paragraphs 5, 9 or 10(b), such Consideration Loan Notes shall (subject to paragraph 14) be used to satisfy Settled Claims only by way of cancellation of the Consideration Loan Notes in accordance with paragraphs 1 and 2, and within three Business Days of any Claims being Settled all amounts remaining outstanding in respect of the Consideration Loan Notes (to include any balance of the Redemption Amount together with all accrued interest from the Redemption Date) (save for any amounts which the Buyer is entitled not to redeem as a consequence of any Further Claims not yet Settled in accordance with this Schedule) shall be paid by the Buyer to the Relevant Warrantors in accordance with the terms set out in the Consideration Loan Notes.
14	To the extent that any proportion of the Consideration Loan Notes have not been released by the Buyer pursuant to paragraphs 5, 9, or 10(b) by 1 April 2016 (the "End Date", any Relevant Warrantor may elect (by written notice served on the Buyer not less than 21 days prior to the End Date confirming such election) that the Redemption Amount still outstanding (including any interest accrued thereon) on such Consideration Loan Notes be redeemed on the End Date. If such an election is served, then payment of such Redemption Amount shall be satisfied by the payment of that amount into an Escrow Account, and the monies held in such Escrow Account shall be dealt with in such a manner as ensures that:
	(a)	upon any Claims being Settled, an amount equal to that amount which would have been cancelled in respect of such Consideration Loan Notes pursuant to this Schedule 9 had such redemption not taken place on the End Date shall be paid from the Escrow Account to the Buyer; and
	(b)	any amount still remaining to the credit of the Escrow Account upon all Claims in respect of a Relevant Warrantor being Settled shall be paid to the Relevant Warrantor, in each case within 5 Business Days of the relevant Claims relating to such Relevant Warrantors being settled. In the event that a written notice is served by a Relevant Warrantor pursuant to this paragraph, the parties shall take such actions and execute all such documents (including without limitation an escrow agreement or other terms of engagement of a relevant Escrow Agent) as are reasonably necessary to procure that an Escrow Account is established with an Escrow Agreement for the purposes of this paragraph 14.

15	For the purposes of this Schedule, any Loan Notes held by a Permitted Transferee of a Manager shall be treated as Loan Notes held by that Manager and shall be subject to the provisions of this Schedule.

SIGNATURES

Signed by:

/s/ Markus Golser
[signature]

MARKUS GOLSER
[print name of signatory]

/s/ Andy Gray
[signature]

ANDY GRAY
[print name of signatory]

for and on behalf of
GRAPHITE CAPITAL MANAGEMENT LLP
acting in its capacity as manager of
GRAPHITE CAPITAL PARTNERS VII 'A'

Signed by:

/s/ Markus Golser
[signature]

MARKUS GOLSER
[print name of signatory]

/s/ Andy Gray
[signature]

ANDY GRAY
[print name of signatory]

for and on behalf of
GRAPHITE CAPITAL MANAGEMENT LLP
acting in its capacity as manager of
GRAPHITE CAPITAL PARTNERS VII 'B'

Signed by:

/s/ Markus Golser
[signature]

MARKUS GOLSER
[print name of signatory]

/s/ Andy Gray
[signature]

ANDY GRAY
[print name of signatory]

for and on behalf of
GRAPHITE CAPITAL MANAGEMENT LLP
acting in its capacity as manager of
GRAPHITE CAPITAL PARTNERS VII 'C'

Signed by:

/s/ Markus Golser
[signature]

MARKUS GOLSER
[print name of signatory]

/s/ Andy Gray
[signature]

ANDY GRAY
[print name of signatory]

for and on behalf of
GRAPHITE CAPITAL MANAGEMENT LLP
acting in its capacity as manager of
GRAPHITE CAPITAL PARTNERS VII 'D'

Signed by:

/s/ Markus Golser
[signature]

MARKUS GOLSER
[print name of signatory]

/s/ Andy Gray
[signature]

ANDY GRAY
[print name of signatory]

for and on behalf of
GRAPHITE CAPITAL MANAGEMENT LLP
acting in its capacity as manager of
GRAPHITE CAPITAL PARTNERS VII 'E'

Signed by:

/s/ Markus Golser
[signature]

MARKUS GOLSER
[print name of signatory]

/s/ Andy Gray
[signature]

ANDY GRAY
[print name of signatory]

for and on behalf of
GRAPHITE CAPITAL MANAGEMENT LLP
acting in its capacity as manager of
GRAPHITE CAPITAL PARTNERS VII TOP UP FUND

Signed by:

/s/ Markus Golser
[signature]

MARKUS GOLSER
[print name of signatory]

/s/ Andy Gray
[signature]

ANDY GRAY
[print name of signatory]

for and behalf of
GRAPHITE CAPITAL MANAGEMENT LLP
acting in its capacity as manager of
GRAPHITE CAPITAL FOUNDER PARTNER VII

Signed by:

/s/ Neil Clifford
NEIL CLIFFORD

Signed by:

/s/ Neil McCausland
NEIL MCCAUSLAND

Signed by:

/s/ Dale Christilaw
DALE CHRISTILAW

Signed by:

/s/ Rebecca Farrar-Hockley
REBECCA FARRAR-HOCKLEY

Signed by:

/s/ Sally McClymont
SALLY MCCLYMONT

Signed by:

/s/ Andrew Lee
ANDREW LEE

Signed by:

/s/ Michael Ward
[signature]

MICHAEL WARD
[print name of signatory]
for and on behalf of
HARRODS (UK) LIMITED

Signed by:

/s/ Johann Magnusson
[signature]

JOHANN MAGNUSSON
[print name of signatory]
for and on behalf of
CARTA CAPITAL INVESTMENTS II SARL

Signed for and on behalf of RBC cees TRUSTEE LIMITED acting by:

/s/ Vicky Barbara Allen and /s/ Mark Le Saint
[signature of first authorised signatory] [signature of second authorised signatory]

VICKY BARBARA ALLEN          MARK LE SAINT
[print name of first authorised signatory] [print name of second authorised signatory]

Authorised Signatory                  Authorised Signatory

Signed by:

/s/ Ira M. Dansky
[signature]

IRA M. DANSKY
[print name of signatory]
for and on behalf of
JONES APPAREL GROUP HOLDINGS, INC.